As filed with the Securities and Exchange Commission on December 12, 1997.
                                                   Registration No. 333-
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                             LIFERATE SYSTEMS, INC.
                 (Name of small business issuer in its charter)
          MINNESOTA                        7373                  41-1682994
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              7210 METRO BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55439
                                 (612) 844-0599
          (Address and telephone number of principal executive offices and principal place of business)

                     --------------------------------------
                                DAVID J. CHINSKY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              7210 METRO BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55439
                                 (612) 844-0599
            (Name, address and telephone number of agent for service)

                                 ---------------
                                   COPIES TO:
                            THOMAS A. LETSCHER, ESQ.
                          OPPENHEIMER WOLFF & DONNELLY
                     3400 PLAZA VII, 45 SOUTH SEVENTH STREET
                              MINNEAPOLIS, MN 55402
                                 (612) 607-7443

                                 ---------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                -----------------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

              ----------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                          PROPOSED          PROPOSED
  TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        MAXIMUM           MAXIMUM          AMOUNT OF
          TO BE REGISTERED             REGISTERED(1)    OFFERING PRICE      AGGREGATE      REGISTRATION FEE
                                                         PER SHARE(2)    OFFERING PRICE
============================================================================================================
 Common Stock, no par value..........    4,394,000          $0.55           $2,416,700          $712.93
============================================================================================================
 Common Stock underlying Warrants....    4,394,000          $0.55           $2,416,700          $712.93
============================================================================================================
 Total...............................    8,788,000          $0.55           $4,833,400         $1425.86
============================================================================================================

(1) The amount to be registered hereunder consists of an aggregate of 8,788,000 total shares of Common Stock to be sold by certain selling shareholders. Of the 8,788,000 shares of Common Stock, 4,394,000 are currently outstanding and beneficially owned by such selling shareholders and 4,394,000 shares are issuable upon the exercise of certain warrants held by such selling shareholders.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's Common Stock on December 9, 1997, as reported in the over-the-counter market.

                             -----------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                  Subject to Completion Dated December 12, 1997
PROSPECTUS

                                8,788,000 SHARES
                             LIFERATE SYSTEMS, INC.
                                  COMMON STOCK

                             -----------------------

         This Prospectus relates to 8,788,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock), of LifeRate Systems, Inc. (the "Company"), that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." The Shares being offered by the Selling Shareholders hereunder consist of: (i) 4,394,000 outstanding shares of Common Stock issued in connection with a Securities Purchase Agreement dated as of November 14, 1997 between the Company and the Selling Shareholders (the "Purchase Agreement"), and (ii) 4,394,000 shares of Common Stock issuable upon the exercise of warrants (the "Warrants") issued in connection with the Purchase Agreement. No period of time has been fixed within which the Shares covered by this Prospectus may be offered or sold.

         The Selling Shareholders have advised the Company that sales of the Shares offered hereunder by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sales of the Shares offered hereunder when such arrangements are entered into by the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

         The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of the Purchase Agreement, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, the Purchase Agreement provides for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         The Company's Common Stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "LRSI." As a result, there may be a limited market for the Shares which could have an adverse effect on the future sales price and liquidity of the Shares. On December 9, 1997, the closing bid price of the Common Stock in the over-the-counter market was $.0.55 per share.

                            -----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

              THE DATE OF THIS PROSPECTUS IS ______________, 1997.

         No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY

         LifeRate Systems, Inc. ("LifeRate" or the "Company") has developed and is marketing a set of information products designed to enable healthcare providers to evaluate and demonstrate the quality and cost-effectiveness of the medical care they deliver. LifeRate tools allow physicians, nurses and other allied healthcare professionals to capture relevant clinical data, allowing quick and easy access to patient information and the ability to report on clinical and patient outcomes. This information can be used by healthcare providers to improve their medical decision-making process, and to enhance the competitiveness and profitability of their business. LifeRate believes that as healthcare purchasers and payors, both public and private, continue to demand more appropriate and cost-effective medical care for their beneficiaries, the market for clinical information tools enabling physicians and hospitals to more effectively manage the care of their patients will expand.

         The Company presently is focused on two medical specialties: cardiology and asthma and allergy. The cardiovascular disease market is large and growing. A number of large regional and national providers of cardiovascular-related services are emerging that link cardiologists and seek to provide a range of practice management services. These large networks increasingly are recognizing the important role information can play in facilitating more efficient and effective medical care for their patients. The Company's other market focus is on asthma and allergy. An estimated fifteen million Americans have asthma resulting in estimated cost of approximately $6.2 billion a year in missed work and school, in medications and hospital visits. LifeRate's presence in both the cardiology and the asthma and allergy specialties position the Company within the largest market segments for both adult and pediatric medical care.

         LifeRate released demonstration versions of its core system, along with the Cardiovascular Outpatient module, in August 1995 and commercial versions in December 1995. The Company accepted initial orders in the third quarter of 1995, and began installation in the fourth quarter of 1995. During 1996, LifeRate completed development of its core software system, including outpatient modules for cardiovascular and asthma and allergy specialists. The software has been released in three phases, Version 1.1 in February, 1996; Version 1.2 in October, 1996; and Version 1.3 in September, 1997. These releases added functionality to the core software and increased its operational benefits. In 1998, LifeRate plans to release a new suite of products tailored to the needs of the cardiac catheterization laboratory, offering both entry level and comprehensive product options.

         LifeRate's product suite comprises software-based, patient centered, point-of-care clinical information tools and services that can be used to track a patient throughout the continuum of care. Data collection tools are used to populate a vast relational data repository that can be queried to analyze the quality and effectiveness of patient care. Using analysis and report generation tools, LifeRate and its customers are able to query the data repository on a variety of parameters, such as drug utilization and effectiveness, repeat procedures, functional status, etc. The Company believes its experienced Integration Services team, which builds customized software links between LifeRate and other clinical systems, represents a unique strength in the healthcare information management marketplace.

          The Company was incorporated in Minnesota in July, 1990. The Company's principal executive offices are located at 7210 Metro Boulevard, Minneapolis, Minnesota 55439, and its telephone number at that location is (612) 844-0599.

                                  RISK FACTORS

         An investment in the Shares offered hereby is speculative and involves a high degree of risk. See "Risk Factors."


                                  THE OFFERING

Common Stock offered by the Selling Shareholders.......8,788,000 Shares (including 4,394,000 shares issuable pursuant to the exercise of Warrants
                                                       held by the Selling Shareholders)

Common Stock outstanding before the offering...........8,480,305 shares (as of December 1, 1997)

Common Stock to be outstanding after the offering......12,874,305 shares based on all Shares offered under this Prospectus (assuming exercise of all
                                                       of the Warrants and no further issuances by the
                                                       Company)

Use of Proceeds........................................None of the proceeds of the sale of the Shares registered hereunder will accrue to the
                                                       Company. See "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

                                                                                   NINE MONTHS ENDED
                                                                                   -----------------
                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                     -----------------------------------       -------------------------
                                     1994           1995            1996         1996             1997
                                     ----           ----            ----         ----             ----
STATEMENT OF OPERATIONS DATA:

Net Revenues.....................  $119,900       $263,300        $615,700      $308,500        $366,100
Operating expenses...............   990,800      5,883,300      10,564,400     4,797,100       3,753,900
Interest income..................         0         97,000         261,900       228,300          26,000
Interest expense.................     1,400         29,300           6,300         5,000         185,300
Net loss.........................  (872,500)    (5,595,300)     (9,873,500)   (4,976,500)     (4,055,500)
Net loss per share...............      (.89)         (2.66)          (2.61)        (1.27)          (1.06)


                                        DECEMBER 31,                                  SEPTEMBER 30,
                              --------------------------------          -----------------------------------------
                              1994         1995           1996          1996                      1997
                              ----         ----           ----          ----       ------------------------------
                                                                                      ACTUAL       AS ADJUSTED(1)
BALANCE SHEET DATA:

Working capital
(deficit)...............    $340,900    $6,759,700     $1,833,600    $3,546,300    $(1,747,600)      $1,799,700
Total assets............     893,700     8,403,700      3,076,300     5,279,600        926,300        2,831,200
Total liabilities.......     623,100     1,259,400      2,923,900     1,197,900      4,790,200        2,922,600
Shareholders' equity
(deficit)...............     270,600     7,144,300        152,400     4,081,700     (3,863,900)         (91,400)


-----------------------

(1) Gives effect to the issuance of 4,394,000 shares of Common Stock pursuant to the Purchase Agreement, net of offering expenses, 11,550 shares of Common Stock upon conversion of a convertible promissory note in November, 1997, and 250,000 shares of Common Stock upon conversion of $500,000 of convertible notes payable in November 1997 and the effects of restructuring the remaining convertible notes payable.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY SHOULD BE FULLY AWARE OF THE FOLLOWING RISK FACTORS, AMONG OTHERS, AND SHOULD CAREFULLY REVIEW THE INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW.

         LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; GOING CONCERN UNCERTAINTY. The Company was formed in July, 1990, and has had revenues of approximately $1,556,400 to date. As of September 30, 1997, the Company had an accumulated deficit of approximately $21,163,800. The Company believes that its future success will be dependent on the successful marketing of its Cardiovascular Outpatient product, completion and successful marketing of its Cardiac Catheterization Laboratory product, which is currently under development, and successful modification of its core software system for certain other medical specialties, such as asthma and allergy. There can be no assurance that the Company will generate sufficient sales to achieve positive cash flow or profitable operations. The report of the Company's independent auditors on the Company's financial statements for the year ended December 31, 1996 contains an explanatory paragraph which states that the Company's recurring losses and negative cash flow from operations raises substantial doubt about its ability to continue as a going concern.

         FUTURE CAPITAL NEEDS. On November 14, 1997, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P. (collectively, the "Funds") and the other purchasers named in the Purchase Agreement (the Funds and such other purchasers are collectively referred to herein as the "Purchasers"), pursuant to which the Company agreed to sell for cash up to 9,000,000 shares of common stock, no par value, of the Company at prices ranging from $.50 to $.56 per share and warrants to purchase up to 9,000,000 shares of Common Stock, as well as an additional 104,000 Shares and warrants for cancellation of certain indebtedness. To date, the Company has sold an aggregate of 4,394,000 shares of Common Stock and issued 4,394,000 warrants under the Purchase Agreement for total gross cash proceeds of $2,252,400. The Purchase Agreement also provides that, in the event the Company fulfills certain conditions by January 15, 1998, the Company will sell to the Funds and other Purchasers an additional 4,500,000 Shares and warrants to purchase 4,500,000 shares of Common Stock at a purchase price of between $.50 and $.56 per share on or before January 31, 1998. The conditions to the second closing include (a) the approval by the shareholders of the Company of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock to an aggregate of 75,000,000 and (b) the attainment by the Company no later than January 15, 1998, of the following milestones: (i) the Company's revenues derived from the sale of existing or new systems during the period from October 1, 1997 through January 15, 1998, shall be at least $200,000; (ii) the Company shall have executed letters of intent and/or sales contracts, each with a minimum value of $5,000, with at least five new (excluding current or previous) customers for the sale of any existing or new systems during the period from October 1, 1997 through

January 15, 1998; and (iii) the Company shall have made generally available for sale a commercially marketable entry level cardiac catheterization laboratory product designed to support the data requirements of the American College of Cardiology, with a sales price range of $5,000 to $15,000.

         With the proceeds received to date under the Purchase Agreement, the Company currently estimates that it will have sufficient cash to continue operations through March, 1998. If the Company successfully completes the second closing, the Company estimates that it will have sufficient cash to continue operations through August, 1998. Thereafter, the Company will likely require additional capital to continue operations. The Company's working capital requirements may vary substantially from those planned depending on numerous factors, including a failure to significantly increase revenues, an unexpected increase in expenses, growth of product sales beyond the Company's current plan and other unplanned events. Required additional capital would be sought from a number of sources and could include sales of additional shares of capital stock or other securities or loans from banks or other sources. Any additional sales of capital stock would likely be dilutive to shareholders. The Company's ability to obtain additional capital will likely depend substantially on operating results in future periods, and there can be no assurance that the Company will be able to obtain additional capital on satisfactory terms or at all. The Company will be materially adversely affected if it is not able to achieve positive cash flow or profitability or to obtain any necessary financing on satisfactory terms.

         EFFECTS OF DELISTING FROM NASDAQ SMALL CAP MARKET. Effective with the close of business July 3, 1997, the Company's Common Stock was no longer quoted on the Nasdaq Stock Market because the Company no longer met, and currently does not meet, the minimum net tangible assets and capital and surplus requirements for continued quotation. The Company's Common Stock is currently quoted in the "over-the-counter" market and is eligible to trade on the OTC Bulletin Board. The public trading market for the Company's Common Stock may have been, and may continue to be, adversely affected by this development. The minimum requirements of the Nasdaq Small Cap Market for inclusion require the Company to have at least two market makers in the Common Stock, total net tangible assets of $2.0 million, a minimum bid price for the Common Stock of $1.00 per share, 300 holders of its Common Stock and 500,000 shares of its Common Stock held by non-affiliates, having a market value of $1,000,000 or more. There can be no assurance that the Company will be able to achieve the total net tangible assets qualification standard, the minimum bid price standard or the market value standard in the near future or ever. Consequently, the liquidity of the Company's Common Stock may be further impaired, not only in the number of shares which may be bought and sold, but also through delays in the timing of transactions and reduction in security analysts' and the news media's coverage, if any, of the Company.

         APPLICABILITY OF "PENNY STOCK RULES." Federal regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or the Nasdaq Stock Market, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on the Nasdaq Stock Market which are priced at less than $5.00 are deemed "penny stocks" for the limited purpose of Section 15(b)(6) of the Exchange Act, which makes it unlawful for any broker-dealer to participate in a distribution of any "penny stock" without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. The Company's Common Stock is currently trading below $5.00 per share. Accordingly, it may be more difficult for broker-dealers to sell the Company's Common Stock and shareholders of the Company may therefore have difficulty in selling their shares in the future in the secondary trading market. Additionally, during the time that the Company's Common Stock trades below $5.00 per share and is not listed on the Nasdaq Stock Market or any national securities exchange, trading, if any, of the Company's Common Stock will be subject to the full range of the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock," which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and the quantity of the shares. If the Penny Stock Rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of the comprehensive Penny Stock Rules makes it more difficult for broker-dealers to sell the Company's Common Stock and shareholders of the Company may have difficulty in selling their shares in the future in the secondary trading market.

         LIMITED OPPORTUNITY TO DEVELOP MARKET PRESENCE. The Company believes that its ultimate success will be highly dependent on its ability to capitalize on the currently existing market opportunity for computer-based, clinical healthcare decision support systems, like LifeRate's system. The Company believes that it has an opportunity to obtain a significant market presence in this segment of the healthcare information industry if it is able to demonstrate the value of its system to healthcare providers and payors and install a significant number of systems in the remainder of 1997 and 1998. The Company does not believe that it will be able to maintain its technical superiority over competing information systems for an indefinite period of time and believes that it will need to obtain a significant market presence in 1998 to achieve long-term success. Although the Company's marketing personnel have experience in marketing new products and services in the healthcare industry, LifeRate has only limited experience in marketing its system. There can be no assurance that the Company's marketing strategy will be successful.

         SUCCESS DEPENDENT ON MARKET ACCEPTANCE. The Company's success will also depend in large part on its ability to gain acceptance by physicians of sophisticated, computer-based, clinical healthcare decision support systems. Certain physicians may perceive such computer-based systems to infringe on their discretion in providing medical treatment and, accordingly, may be reluctant to accept such computer-based systems. Furthermore, although LifeRate's system has been designed to operate on standard personal computer-based hardware, physician practice groups may be required to upgrade their current computer hardware to operate LifeRate's system. Physician groups may be reluctant to invest the financial resources necessary to acquire LifeRate's system or any hardware upgrades necessary to operate LifeRate's system. In addition, payors with significant investments in other hardware and software systems may be reluctant to abandon those systems for LifeRate's system. The Company believes, however, that the demands of payors and buyers of healthcare and various healthcare legislation will ultimately lead to the wide-spread use of computer-based systems, like LifeRate's system, that integrate clinical and patient outcome data in a single database. There can be no assurance, however, that the Company will be able to obtain sufficient acceptance by providers and payors of its system to achieve profitable operations.

         COMPETITION. The healthcare information industry, of which the Company is a part, is characterized by intense competition. A number of companies provide computer-based healthcare information systems that provide partial solutions to some or all of the types of healthcare information needs that LifeRate's system addresses. In addition, the Company anticipates that new competitors will attempt to enter the market and that existing or new competitors will develop information systems in the future that duplicate or improve on LifeRate's system. Many of the Company's competitors are well established, better known and significantly larger with substantially greater technical, marketing and financial resources than the Company. The Company's ultimate ability to compete in the market will depend upon a number of factors, including its success in generating market acceptance of LifeRate's system and the success of its marketing efforts.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on its key management personnel, particularly David J. Chinsky, who became the Company's President and Chief Executive Officer in August, 1997. The Company's future success will also depend in part upon its ability to attract and retain highly qualified management, technical, marketing and sales personnel. During 1997, a number of personnel left the Company. The Company competes for such personnel with other companies, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company. The Company does not maintain key-man insurance on any of its employees. "See Management."

         LIMITED HISTORY OF MARKETING AND SALES. The Company began marketing its Cardiovascular Outpatient product in the third quarter of 1995, and, to date, the Company has installed or entered into agreements to install its Cardiovascular Outpatient product at ten sites and its asthma and allergy product at three sites. During 1995, the Company revised its marketing strategy to focus on cardiology physician practice groups which the Company believes will provide significant opportunities for sales of its system. During 1996, the Company established internal sales, marketing, clinical support and quality assurance functions. Prior to 1996, the Company relied, to a significant degree, on an independent marketing firm to coordinate and conduct its marketing to physician groups, rather than exclusively on its own employees. There can be no assurance that the Company's revised marketing strategy, or its choice of cardiology and asthma and allergy practice groups as initial target markets, will be successful.

         TECHNICAL OBSOLESCENCE. Computer-based technology in all industries is undergoing, and is expected to continue to undergo, rapid and significant technical advances. While LifeRate believes that its system is currently technically superior to other computer-based healthcare information systems, LifeRate expects future technology to be superior to the technology currently used in its system. Although LifeRate's system has been designed to assimilate future technical advancements, there can be no assurance that any such future advancements or the development of new or competitive products by others will not render LifeRate's system less competitive or obsolete. The greater financial as well as other resources of many of the Company's present and potential competitors may permit such competitors to respond more rapidly than the Company to changes in the product needs and servicing requirements of healthcare providers and payors.

         LIMITED PROPRIETARY PROTECTION. The Company currently relies solely on common law copyrights and trade secrets for proprietary protection of its system. LifeRate does not currently have patent protection with respect to any aspect of its system, although it has filed one U.S. patent application covering certain aspects of its system and plans to file additional patent applications in the future. There can be no assurance that the Company's measures to protect its proprietary information will be successful, that it will be granted any patents, or that any patents that may be granted will be of value to the Company. In the absence of meaningful intellectual property protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. Similarly, while LifeRate believes that it has all rights necessary to market and sell its system without infringement of intellectual property rights held by others, the Company has not conducted a formal infringement search, and there can be no assurance that such conflicting rights do not exist.

         UNDESIGNATED PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Board of Directors of the Company is authorized to issue undesignated preferred stock ("Undesignated Stock") in one or more series, and to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of each series without any vote or action of the shareholders of the Company. No shares of Undesignated Stock or other senior equity securities have been established or issued, and there is no plan to establish or issue any such securities in the foreseeable future. However, the issuance of Undesignated Stock with preferential rights could adversely affect the voting power and other rights of the holders of Common Stock. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Additionally, pursuant to the Purchase Agreement, so long as the Purchasers own or have the right to acquire an aggregate of 20% or more of the then outstanding shares of Common Stock, the Company shall not, without the prior written consent of the Funds and Miller, Johnson & Kuehn, Incorporated enter into certain business combinations. The ability to issue Undesignated Stock, the foregoing provisions of the Minnesota Business Corporation Act and certain provisions in the Purchase Agreement could, in certain circumstances, have the effect of delaying or preventing a change in control of the Company.

         CONTROL BY CERTAIN PERSONS. The Funds and Medtronic, Inc. currently beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) approximately 46% and 8% of the Company's outstanding Common Stock, respectfully. If the second closing conditions to the Purchase Agreement are met, the Funds will be obligated to purchase 2,500,000 shares of Common Stock and warrants to purchase 2,500,000 shares of Common Stock. If the Company does not issue any other shares of Common Stock besides the shares issuable under the Purchase Agreement, the Funds will beneficially own approximately 56% of the Company's Common Stock immediately following the second closing of the Purchase Agreement. Medtronic has a assignee that serves on the Board of Directors and the Funds have the right to designate a person to serve on the Board of Directors. In addition, Miller, Johnson & Kuehn Incorporated has the right to designate a person to serve on the Board of Directors. Accordingly, these shareholders, individually and as a group, will be able to influence the outcome of shareholder votes, including votes concerning election of directors, the adoption or amendment of provisions in the Company's Amended and Restated Articles of Incorporation and Bylaws and the approval of certain mergers or other similar transactions. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders and Beneficial Ownership of Management."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         From March 16, 1995 to July 3, 1997, the Common Stock was traded on The Nasdaq Small Cap Market. See "Risk Factors -- Effects of Delisting from Nasdaq Small Cap Market." The Common Stock currently trades in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "LRSI." The following table shows the high and low bid and asked prices of the Common Stock for the periods indicated as reported by Nasdaq from March 16, 1995 through July 3, 1997 and by the OTC Bulletin Board, thereafter. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

            1995:                                         HIGH           LOW
            First quarter (since March 16, 1995)        $  5 1/2       $ 5
            Second quarter                              $  6 3/8       $ 5
            Third quarter                               $  8           $ 6 1/8
            Fourth quarter                              $ 11 1/8       $ 7 1/8

            1996:
            First quarter                               $ 11 7/8       $ 9 5/8
            Second quarter                              $ 10 1/4       $ 7 15/32
            Third quarter                               $  8           $ 3 7/8
            Fourth quarter                              $  5 1/8       $ 1 3/4

            1997:
            First quarter                               $  3 5/8       $ 2 1/2
            Second quarter                              $  2 5/8       $   3/4
            Third quarter                               $  2           $   3/8
            Fourth quarter (through December 1, 1997)   $  1 3/16      $   25/32

         As of December 1, 1997, there were approximately 132 record holders of the Company's Common Stock.

         The Company has never paid cash dividends on the Common Stock and currently intends to retain all future earnings, if any, for the continued growth and development of its business and has no plans to pay cash dividends in the future.

                                 USE OF PROCEEDS

         None of the proceeds from the sale of the Shares of Common Stock registered hereunder will accrue to the Company.


                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1997:

                                                                      SEPTEMBER 30, 1997(1)
                                                                      ---------------------
                                                                    ACTUAL        AS ADJUSTED(2)
                                                                    ------        --------------
Long-term obligations                                              $2,616,000        $2,390,700
Shareholders' deficit:

         Preferred Stock, no par value; 1,000,000 shares                  ---               ---
         authorized; no shares issued and outstanding

         Common Stock, no par value, 20,000,000 shares             17,299,900        19,822,300
         authorized 3,824,755 shares issued and outstanding;
         3,824,755 actual and 8,480,305 as adjusted

         Accumulated deficit                                      (21,163,800)      (19,913,700)
                                                                 ------------      ------------

         Total shareholders' deficit                               (3,863,900)          (91,400)
                                                                 ------------      ------------

         Total long-term obligations and shareholders'            $(1,247,900)       $2,299,302
         deficit                                                 ============      ============

---------------------

(1) Does not include an aggregate of 7,305,019 shares of Common Stock issuable upon exercise of options, warrants or conversion of convertible promissory notes outstanding as of December 1, 1997.

(2) Gives effect to the issuance of 4,394,000 shares of Common Stock pursuant to the Purchase Agreement, net of offering expenses, 11,550 shares of Common Stock upon conversion of a convertible promissory note in November, 1997, and 250,000 shares of Common Stock upon conversion of $500,000 of convertible notes payable in November 1997 and the effects of restructuring the remaining convertible notes payable.

                             SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data set forth below for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from the financial statements audited by Ernst & Young LLP included elsewhere in this Prospectus. The balance sheet data set forth below at December 31, 1994 are derived from audited financial statements not included in this Prospectus. The selected financial data as of and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The results of operation for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations to be expected for the entire year ending December 31, 1997.

                                                                                            NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                          ---------------------------------------       -------------------------
                                            1994           1995            1996            1996            1997
                                            ----           ----            ----            ----            ----
STATEMENT OF OPERATIONS DATA:

Net Revenues.....................         $119,700        $263,300       $615,700        $308,500        $366,100

Operating expenses:
   Sales and marketing...........          167,800       2,525,800      2,568,800       1,268,800       1,020,600
   Research and development......          215,800       2,104,500      5,309,900       1,617,200       1,038,000
   General and administrative....          607,200       1,253,000      2,685,700       1,911,100       1,695,300

Interest income..................                0          97,000        261,900         228,300          26,000
Interest expense.................            1,400          29,300          6,300           5,000         185,300
                                             -----          ------          -----           -----         -------
Net loss.........................         (872,500)     (5,595,300)    (9,873,500)     (4,976,500)     (4,055,500)
                                          ========      ==========     ==========      ==========      ==========

Net loss per share...............            (.89)          (2.66)         (2.61)          (1.27)          (1.06)
                                             ====           =====          =====           =====           =====

Weighted average number of
shares of common stock
outstanding......................          982,456       2,105,811      3,783,931       3,931,561       3,821,390
                                           =======       =========      =========       =========       =========

                                                 DECEMBER 31,                               SEPTEMBER 30,
                             ---------------------------------------------------     ---------------------------

                               1994         1995          1996           1996                    1997
                               ----         ----          ----           ----        ---------------------------
                                                                                      ACTUAL      AS ADJUSTED(1)
                                                                                      ------      --------------
BALANCE SHEET DATA:

   Current assets.......     $829,700    $7,915,900    $2,337,100     $4,405,400    $  426,600      $2,331,500
   Total assets.........      893,700     8,403,700     3,076,300      5,279,600       926,300       2,831,200
   Current liabilities..      488,800     1,156,200       503,500        859,100     2,174,200         531,900
   Total liabilities....      623,100     1,259,400     2,923,900      1,197,900     4,790,200       2,922,600
   Shareholders' equity
    (deficit)...........      270,600     7,144,300       152,400      4,081,700    (3,863,900)        (91,400)


-------------------------
(1) Gives effect to the issuance of 4,394,000 shares of Common Stock pursuant to the Purchase Agreement, net of offering expenses, 11,550 shares of Common Stock upon conversion of a convertible promissory note in November, 1997, and 250,000 shares of Common Stock upon conversion of $500,000 of convertible notes payable in November 1997 and the effects of restructuring the remaining convertible notes payable.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

         The Company generated revenues of $366,100 for the nine months ended September 30, 1997. Revenues consisted of $217,500 of development fees, installation fees of $25,000 and $123,600 of recurring license fees. This compares to $308,500 in revenues for the nine months ended September 30, 1996, which consisted of $220,500 of development fees, $50,000 of installation fees and $38,000 of recurring license fees. Revenues from recurring license fees have increased during 1997 as the Company has increased the number of installations of its system.

         Costs of revenues were $508,400 and $611,400 for the nine months ended September 30, 1997 and 1996, respectively. Amortization of capitalized software costs was $50,500 for the nine months ended September 30, 1997 and $75,600 for the same period in 1996. The balance of the cost of revenues reflect the costs of customer support and royalty expense. Customer support expenses have declined from a year ago due to lower payroll and travel expenses. During 1996, customer support personnel and expenses increased in anticipation of revenue growth that was not achieved and in 1997 customer support personnel was reduced from 1996 levels. During the first quarter of 1997, the Company incurred royalty expense, which is included in cost of revenues, of $14,900 under an agreement with Anthony Furnary, M.D., a former director of the Company. In March, 1997, the Company and Dr. Furnary modified this agreement, which provided for LifeRate to pay Dr. Furnary royalties at 3% of all gross revenues beginning in 1999. No royalty expense was recorded in the second and third quarters of 1997 or for the comparable periods of 1996.

         Sales and marketing expenses were $1,020,600 for the nine months ended September 30, 1997, compared to $1,268,800 for the nine months ended September 30, 1996. During 1995, Clinical Sales & Service ("CSSI") provided substantially all of the Company's sales, marketing and clinical support functions. During the first quarter of 1996, the employees of CSSI became employees of the Company. Expenses for the nine months ended September 30, 1997 are lower than those in the comparable period of 1996 due to lower payroll expense in 1997 as a result of fewer employees and one time costs associated with the integration of CSSI in 1996. The Company also implemented a cost containment program in the first quarter of 1997, which has decreased sales and marketing expenses.

         Research and development expenses for the nine months ended September 30, 1997 were $1,038,000, a decrease of $579,200, or 35.8%, from the nine months ended September 30, 1996. This decrease reflects lower payroll expense in 1997 as a result of fewer employees, results of a cost containment program implemented in the first quarter of 1997 and a number of one time expenses incurred in 1996 related to the recruitment and relocation of key staff members. The Company plans to continue to invest the resources needed to develop the product capabilities being demanded by its customer base.

         General and administrative expenses decreased from $1,911,100 for the nine months ended September 30, 1996 to $1,695,300 for the nine months ended September 30, 1997. The nine months ended September 30, 1996 included non-recurring expenses of $190,000 to settle a lawsuit brought by a former officer of the Company and lease cancellation charges of $181,000. The nine months ended September 30, 1997 include increased depreciation expense of $171,000 related to equipment purchased in 1996, accrual for a $100,000 milestone payment to Dr. Furnary, and increased legal expenses of $93,900 related to the renegotiated agreements with Dr. Furnary and the Atlanta Cardiology Group P.C. ("ACG"). These increases were offset by lower payroll expense resulting from the change in management that occurred in the second quarter of 1996 and expense reductions due to the cost containment program implemented in the first quarter of 1997. Dr. Furnary waived his right to receive the $100,000 milestone payment in connection with the Company's November, 1997 equity financing. See "Certain Transactions."

         Interest income decreased from $228,300 in the nine months ended September 30, 1996 to $26,000 for the same period in 1997. This decrease reflects the lower overall cash position in 1997 compared to 1996.

         Prior to the second quarter of 1997, interest expense had not been a significant expense to the Company. However, the Company incurred interest expense of $185,300 in the nine month period ended September 30, 1997 under the instruments described below. In April, 1997, interest began to accrue on a $2,250,000 convertible subordinated note payable. This note was issued in connection with the cancellation of a royalty agreement with ACG. As originally issued, this note bore interest at 10% which was paid at a rate of 5%, with the remaining 5% accruing until the end of the note term in 2002. In addition, the Company issued convertible promissory notes in the aggregate amounts of $1,000,000 in May, 1997 and $500,000 in July, 1997. As originally issued, these notes bore interest at the prime rate and are described in more detail below under the heading "Liquidity and Capital Resources." In connection with the Company's November, 1997 equity financing described below, the Company is no longer required to make interest payments on the above notes, and the convertible promissory notes issued in July, 1997 were converted into shares of Common Stock. The Company will continue to incur interest expense in future periods due to amortization of discount on the ACG note and the convertible promissory note for $1,000,000.

         The net loss for the nine months ended September 30, 1997 and 1996 was $4,055,500 and $4,976,500, respectively. Net losses have declined in 1997 due to lower payroll expense as a result of fewer employees, the cost containment program implemented in the first quarter of 1997 and the one time charges in 1996 related to the lawsuit settlement, the lease cancellation and the integration of CSSI employees into LifeRate.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

         Revenues for 1996 were $615,700, a $352,400 increase from 1995. Revenues of $343,800, or 55.8% of total revenue, were generated from National Allergy and Asthma System, an asthma specialty disease and physician management services company. Revenues of $68,200, or 11.1% of total revenue, were generated from two Pfizer related Cardiovascular Outpatient product installations and two Pfizer evaluation sites. The Company recognized $25,000, or 4.1% of total revenue, in 1996 from National Jewish Medical & Research Center. The remaining $141,600 of 1996 revenues are related to the installation and monthly license fees generated from the Company's Cardiovascular Outpatient product at five sites and other developmental work.

         Revenues in 1995 were $263,300, a $143,600 increase from 1994. The 1995 revenues consisted of $57,500 generated from the beta site installation of LifeRate's Cardiovascular Outpatient product, $31,000 from evaluation sites of the Cardiovascular Outpatient product and $30,000 from Pfizer-related

Cardiovascular Outpatient installations. The remaining $144,800 in 1995 revenue represent contract fees for other development work. Revenues of $119,700 in 1994 primarily reflect contract work related to the definition of system requirements.

         Cost of revenues in 1996 was $180,400, a $137,400 increase from 1995. No cost of revenue expense was recorded in 1994. The expense in 1996 consists of $100,800 in amortization of software development costs, $46,100 in royalty expenses, with the remainder in travel and other expenses directly related to product installation at customer sites. In 1995, no royalty expense or software development amortization costs were incurred.

         Sales and marketing expense in 1996 was $2,568,800, a $43,000, or 1.7% increase from 1995 expense of $2,525,800. Sales and marketing expenses increased $2,358,000 in 1995 from 1994. Prior to 1995, the Company did not have an established sales, marketing or product support infrastructure. The Company's sales and marketing expenses were modest in 1994 as the commercial release of LifeRate's system did not occur until 1995. With the release of demonstration versions of the Cardiovascular Outpatient product in August, 1995, the Company began to develop the internal structure needed to support product installation, training, and customer support needed for licensing revenues, as well as an on-going direct sales effort. This effort continued into 1996 and expanded to support the beta releases of the Asthma and Allergy Outpatient product and the Guidelines product.

         Research and development activities in 1996 were focused on completion of LifeRate's core software system and Outpatient Modules for Cardiovascular and Asthma and Allergy specialists. Additional functionality was added to the core system in 1996 to increase the operational benefit of using the system. The Company also added a Quality Assurance Department in 1996. Research and development expenses in 1996 were $5,309,900, an increase of $3,205,400, or 152.3%, from 1995. The 1996 increase mainly reflects the costs to cancel a royalty agreement with ACG and to modify a royalty agreement with Dr. Furnary. The Company issued a $2,250,000 convertible subordinated note to ACG in exchange for canceling the ACG agreement and in consideration for the prior development and implementation work provided by ACG. In connection with the modification to the royalty agreement with Dr. Furnary, the Company granted Dr. Furnary options to purchase 550,000 shares of Common Stock at an exercise price of $2.625 for services previously rendered. The fair value of these options at the date of grant using a Black-Scholes option pricing model was $924,000. These two transactions resulted in additional research and development expenses of $3,174,000 in 1996. In 1995, research and development efforts focused on developing the Company's core software product which was designed to be adaptable to various medical specialties. In 1994 research and development expenditures were $215,800. The nature and scope of activity in 1994 was limited to data repository design, which is now a component of the overall system. The Company plans to continue dedicating significant resources to research and development activities in 1997.

         The Company capitalizes software development costs in accordance with the provisions of FASB Statement No. 86. These costs are included in research and development expenses. In the second quarter of 1995, the Company began capitalizing software development costs after achieving technological feasibility on the core LifeRate system. A total of $751,000 of development costs was capitalized during 1995. The Company recorded a writedown of approximately $600,000 in the fourth quarter of 1995 due to a decrease in the net realizable value of the capitalized costs because of significant enhancements to the core system planned in 1996. These enhancements have been released in 1996 as part of ongoing product maintenance. No software development costs were capitalized in 1996, as the efforts were on enhancements released to customers when technological feasibility was obtained.

         General and administrative expenses were $2,685,700 in 1996, an increase of $1,432,700, or 114.3%, from 1995 expenses of $1,253,000. The 1996 increase reflects the overall higher activity level of the Company plus several one time expenses. One time expenses incurred in 1996 include $181,000 for the cancellation penalty on a lease for new office space, $190,000 to settle a lawsuit brought by a former officer of the Company and $50,000 to settle a lawsuit brought by a former employee. The Company also incurred $133,100 in additional legal fees in 1996. These legal expenses were incurred primarily in connection with the management change completed in the second quarter of 1996 and the above mentioned lease cancellation and lawsuit settlements. Other increases in general and administrative expenses in 1996 from 1995 which are of a recurring nature were $177,500 in depreciation due to the fixed asset additions made in 1996, $65,000 in insurance premiums due to increased insurance coverage, and $443,700 in increased payroll and related expenses. General and administrative expenses in 1997 are expected to approximate 1996 levels with the exception of the one time expenses mentioned above. In 1995 the Company incurred $1,253,000 in general and administrative expense, a $645,800 increase over 1994. This increase reflects an overall higher activity level in 1995 compared to 1994 as LifeRate's product had been completed for commercial release and the added costs associated with becoming a public entity.

         In 1996, $261,900 in interest income was generated on cash funds raised during a private equity placement in December, 1995 and January, 1996. Interest income of $97,000 was earned in 1995 on funds raised in March, 1995 in the Company's initial public offering. There was no interest income in 1994.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed its operations since inception primarily through private and public placement of Common Stock. In May, 1997, the Company issued a convertible promissory note in the principal amount of $1,000,000 to Medtronic, Inc., a principal shareholder of the Company with a representative that serves on the Company's Board of Directors. As originally issued, this note bore interest at the prime rate. The Company also granted Medtronic a warrant to purchase a number of shares of Common Stock equal to 10% of the principal amount of the note. In connection with the November, 1997 equity financing described below: the note became non-interest bearing and is payable in 2002; the conversion price on the convertible note was changed to $1.50 per share; and the warrant exercise price was changed to $.50 per share. In July, 1997, the Company issued additional notes in the aggregate principal amount of $500,000 and warrants to certain private investors. In connection with the November, 1997 equity financing: these notes were converted into Common Stock at a price of $2.00 per share; interest under the notes was waived; and the warrant exercise price was changed to $2.00 per share. In September, October and November, 1997, bridge loans totaling $304,200 were obtained to fund operations while the Company attempted to complete an equity offering. An aggregate of $246,425 of these bridge loans were repaid from proceeds from the November, 1997 equity financing, an aggregate of $52,000 was canceled in exchange for shares of Common Stock and warrants issued in the November, 1997 equity financing described below, and the balance was converted into shares of Common Stock at a price of $.50 per share.

         At September 30, 1997, the Company had $81,200 in cash and cash equivalents, a $1,990,800 decrease from December 31, 1996. The primary use of this cash was to fund operations. The Company does not have significant capital equipment purchase commitments but does plan to continue to fund software development efforts.

         To date, the Company has sold an aggregate of 4,394,000 shares of Common Stock and issued warrants to purchase an aggregate of 4,394,000 shares of Common Stock under the Purchase Agreement for total gross cash proceeds of $2,252,400 and the cancellation of $52,000 of indebtedness. The Purchase Agreement also provides that, in the event the Company fulfills certain conditions by January 15, 1998, the Company will sell to the Funds and other Purchasers an additional 4,500,000 shares of Common Stock and warrants to purchase an aggregate of 4,500,000 shares of Common Stock at a purchase price of between $.50 and $.56 per share on or before January 31, 1998. The conditions to the second closing include (a) the approval by the shareholders of the Company of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock to an aggregate of 75,000,000 and (b) the attainment by the Company no later than January 15, 1998, of the following milestones: (i) the Company's revenues derived from the sale of existing or new systems during the period from October 1, 1997 through January 15, 1998, shall be at least $200,000; (ii) the Company shall have executed letters of intent and/or sales contracts, each with a minimum value of $5,000, with at least five new (excluding current or previous) customers for the sale of any existing or new systems during the period from October 1, 1997 through January 15, 1998; and (iii) the Company shall have made generally available for sale a commercially marketable entry level cardiac catheterization laboratory product designed to support the data requirements of the American College of Cardiology, with a sales price range of $5,000 to $15,000. With the proceeds received to date under the Purchase Agreement, the Company currently estimates that it will have sufficient cash to continue operations through March, 1998. If the Company successfully completes the second closing, the Company estimates that it will have sufficient cash to continue operations through August, 1998.

         In October, 1997, eight of the Company's non-employee directors loaned the Company an aggregate of $46,200 in order for the Company to continue operations pending completion of the November, 1997 equity financing. A total of $40,425 was repaid, without interest, to seven of these non-employee directors from the proceeds of the first closing under the Purchase Agreement, and the balance of $5,775 was converted into 11,550 shares of Common Stock at a price of $.50 per share.

         In October and November, 1997, Miller, Johnson & Kuehn, Incorporated ("MJK") and principals of MJK loaned the Company an aggregate of $258,000 in order for the Company to continue operations pending completion of the November, 1997 equity financing. A total of $206,000 was repaid, without interest, to MJK from the proceeds of the first closing under the Purchase Agreement, and the balance of $52,000 was converted into 104,000 shares of Common Stock and warrants to purchase 104,000 shares of Common Stock in the first closing at a price of $.50 per share.

                                    BUSINESS

INTRODUCTION

         LifeRate Systems, Inc. ("LifeRate" or the "Company") has developed and is marketing a set of information products designed to enable healthcare providers to evaluate and demonstrate the quality and cost-effectiveness of the medical care they deliver. LifeRate tools allow physicians, nurses and other allied healthcare professionals to capture relevant clinical data, allowing quick and easy access to patient information and the ability to report on clinical and patient outcomes. This information can be used by healthcare providers to improve their medical decision-making process, and to enhance the competitiveness and profitability of their business. LifeRate believes that as healthcare purchasers and payors, both public and private, continue to demand more appropriate and cost-effective medical care for their beneficiaries, the market for clinical information tools enabling physicians and hospitals to more effectively manage the care of their patients will expand.

MARKET OVERVIEW

         Propelled by the rapid transition to managed care, the Health Care Information Systems ("HCIS") market is estimated to be approximately $10 billion today, and is expected to be $20 billion by the year 2000. An emphasis on controlling costs, which began in the 1980's, has led to a consolidation of healthcare purchasers and providers in the 1990's, as well as a stronger need for improved computer-based communications and information systems. Payors soon realized, however, that healthcare decisions could not be made solely based on cost. The focus began shifting from simply controlling costs, to delivering quality medical care cost-effectively.

         The Company presently is focused on two medical specialties: cardiology and asthma and allergy. The cardiovascular disease market is large and growing. Each year more money is spent on the treatment of heart disease than on any other disease. While it is estimated that nearly three-fourths of the roughly 16,000 cardiologists in the U.S. today practice alone or in groups of two or three physicians, a growing number of cardiologists are organizing themselves into larger clinics and networks. A number of large regional and national providers of cardiovascular-related services are emerging that link cardiologists and seek to provide a range of practice management services. These large networks increasingly are recognizing the important role information can play in facilitating more efficient and effective medical care for their patients. Included among this growing network of cardiology practice management companies are MedCath, Raytel Medical Corporation, Cardiovascular Provider Resources, CORDA Medical Care, Inc. and InteCardia.

         The Company's other market focus is on asthma and allergy. An estimated fifteen million Americans have asthma at an estimated cost of approximately $6.2 billion a year in missed work and school, in medications and hospital visits. Asthma has become the most common chronic disease of childhood and the number one cause of hospitalization and absenteeism. LifeRate's presence in both the cardiology and the asthma and allergy specialties position the Company within the largest market segments for both adult and pediatric medical care.

COMPANY MISSION AND EVOLUTION

         The Company was founded in 1990 to develop a computer system that could help physicians respond to the fee discount demands from managed care organizations. As development ensued and the market need for patient-centered data grew, the Company's mission was formed: to be the acknowledged leader in developing software-based solutions and clinical tools that allow healthcare providers to demonstrate quality and cost-effectiveness of the medical care they deliver. This mission is based on the belief that the most formidable barrier to consistent excellence in American medicine is the failure by well-intentioned and competent physicians to carefully examine what works best and then integrate those findings into routine use. LifeRate is committed to providing its customers with products and related services that improve and increase the overall effectiveness and quality of care delivered by healthcare providers, by identifying patterns of medical care and treatment that work better than others, and by helping healthcare providers document their own best practice experience in order to increase their profitability when negotiating with managed care and other payor organizations.

         At the core of the LifeRate solution is a powerful clinical data repository which includes thousands of data points. LifeRate released demonstration versions of its core system, along with the Cardiovascular Outpatient module, in August 1995 and commercial versions in December 1995. The Company accepted initial orders in the third quarter of 1995, and began installation in the fourth quarter of 1995. During 1996, LifeRate continued its development activities, focusing on releasing two Cardiovascular Outpatient product enhancements and an Asthma and Allergy Outpatient module. LifeRate made important investments in technical support, customer service and field sales as it internalized these functions. Marketing and software quality assurance functions were also established.

         A strong emphasis on sales in 1996 and 1997 has yielded positive results. To date, LifeRate has installed or entered into agreements to install its Cardiovascular Outpatient System at ten cardiovascular practice groups and its Asthma and Allergy Outpatient System at three asthma and allergy practice groups. Development of LifeRate's newest product, for the cardiac catheterization laboratory, is nearing completion and pre-sale activities for this product have begun.

         The Company has also entered into several agreements with key strategic partners.

          * In December 1995, LifeRate entered into Investment and Development Agreements with Medtronic, Inc., a worldwide leader in clinical devices.

          * In January 1996, LifeRate and Pfizer, Inc., an established international leader in drug manufacturing, entered into a three-year pilot program for LifeRate to install outpatient cardiology systems at five cardiology practice groups and explore ways to capture and report clinical data.

          * In February 1996, LifeRate entered into a preliminary agreement with the National Asthma and Allergy System ("NAAS"), a partnership of leading asthma and allergy group practices, to install allergy and asthma outpatient systems at up to eight asthma and allergy practice groups. NAAS was also appointed as LifeRate's exclusive distributor of the asthma and allergy outpatient system. The parties signed a final development agreement in August 1997.

          * In January 1997, National Jewish Medical and Research Center, a renowned center of respiratory medicine and immunology excellence, signed an agreement with LifeRate to develop computerized extensions of their disease management program.

          * In June 1997, Washington Heart, a worldwide leader in cardiovascular medicine, contracted with LifeRate to utilize its clinical data repository to capture and report clinical information from disparate data servers.

         The Company's plans for 1998 call for building revenues from existing and new products, and leveraging the strengths of its key partners.

PRODUCTS

         LifeRate's product suite comprises software-based, patient centered, point-of-care clinical information tools and services that can be used to track a patient throughout the continuum of care. Data collection tools are used to populate a vast relational data repository that can be queried to analyze the quality and effectiveness of patient care. Using analysis and report generation tools, LifeRate and its customers are able to query the data repository on a variety of parameters, such as drug utilization and effectiveness, repeat procedures, functional status, etc. The Company believes its experienced Integration Services team, which builds customized software links between LifeRate and other clinical systems, represents a unique strength in the healthcare information management marketplace. The Company's Client Services team includes clinical and technical professionals that assist providers with integrating the various tools into their overall clinical practice.

         During 1996, LifeRate completed development of its core software system, including outpatient modules for cardiovascular and asthma and allergy specialists. The software has been released in three phases, Version 1.1 in February, 1996; Version 1.2 in October, 1996; and Version 1.3 in September, 1997. These releases added functionality to the core software and increased its operational benefits. In 1998, LifeRate plans to release a new suite of products tailored to the needs of the cardiac catheterization laboratory, offering both entry level and comprehensive product options. The Company hopes to enable total community solutions linking physician practices and hospitals.

         LifeRate also plans to continue to enhance the existing cardiovascular and allergy and asthma outpatient products with special attention to the growing market need for actionable outcomes information. The Company believes that tools that directly report how providers treat clinical conditions will provide the best economic value and respond most directly to the emerging clinical decision support requirements of the market.

MARKETING STRATEGY

         The Company's customer focus is on healthcare providers seeking information systems solutions which allow them to maintain leadership and market position. LifeRate targets those organizations which are:

          *    Thought leaders in their specialty

          * Progressively responding to managed care trends (e.g., taking risk contracts)

          *    High volume and procedurally oriented

          * Committed to demonstrating they deliver quality medicine on a cost-effective basis within their practices

         LifeRate plans to continue to align itself with national partners committed to providing information to ensure more efficient and effective medical care. Specifically in 1998, LifeRate plans to expand its target market to include the growing number of physician practice management organizations serving the cardiology and asthma and allergy medical specialties.

COMPETITION

         The HCIS market originated by satisfying the need for computer-based systems focused largely on practice management (e.g., billing, accounting, scheduling and purchasing) and electronic medical records ("EMR") documentation. As the HCIS market evolved, some vendors added the ability to capture limited clinical data to their practice management and EMR systems.

         LifeRate's product has been designed specifically as a clinically oriented, out-comes-based information system that generates outcomes reports targeted at demonstrating quality of care. LifeRate's tools and services provide the following competitive advantages:

          * In-depth clinical data collection tools for the specialties of cardiology and asthma and allergy

          * A comprehensive clinical data repository representing thousands of clinical data points

          *    Real-time, on-line access to individual patient clinical data

          * The creation of comparable outcomes through a consistent yet flexible data repository structure

          * The ability to successfully integrate data from clinical systems and other diverse software applications

          * A robust technical architecture that includes a patient-centered, problem-oriented relational database and offers growth and open access to industry-standard tools

          * A collection of tools and services that comprise a total solution for providers incorporating information systems into their patient care activities

         The following products, while not directly competing on a per-product capability basis or across segments within specialty areas, are potential competitors: Summit Medical Systems' VISTA and CRESCENDO products, Seattle Systems' APOLLO, Apache's HEART CARE SERIES CARDIOCOMPASS and SURVEYOR+, Health Point's HEALTH POINT ACS, Medical Logic's LOGICIAN, and Cerner and Clinitec's NEXT GEN. These products are generally considered to be electronic medical record systems, meaning they capture limited clinical data and cannot support detailed outcomes reports.

         In addition to the foregoing competitors, the Company anticipates that new competitors will attempt to enter the market and that existing or new competitors will develop information systems in the future that duplicate or improve on LifeRate's system. Many of the Company's competitors are well established, better known and significantly larger with substantially greater technical, marketing and financial resources than the Company. The Company's ultimate ability to compete in the market will depend upon a number of factors, including its success in generating market acceptance of LifeRate's system and the success of its marketing efforts.

PROPRIETARY PROTECTION

         The Company currently relies solely on common law copyrights and trade secrets for proprietary protection of its system. LifeRate does not currently have patent protection with respect to any aspect of its system, although it has filed one U.S. patent application covering certain aspects of its system and plans to file additional patent applications in the future. There can be no assurance that the Company's measures to protect its proprietary information will be successful, that it will be granted any patents, or that any patents that may be granted will be of value to the Company. In the absence of meaningful intellectual property protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. Similarly, while LifeRate believes that it has all rights necessary to market and sell its system without infringement of intellectual property rights held by others, the Company has not conducted a formal infringement search, and there can be no assurance that such conflicting rights do not exist.

EMPLOYEES

         As of September 30, 1997, the Company had one part-time employee and 29 full-time employees, including four in management and administration, 14 in software development, eight in sales and marketing and four in customer support.

FACILITIES

         The Company's facilities are currently located at 7210 Metro Boulevard, Edina, Minnesota 55439, and consist of approximately 10,368 square feet of office space. The Company leases this space pursuant to a lease which provides for rent of approximately $14,000 per month (including operating expenses and real estate taxes) and expires on September 30, 2001.

LEGAL PROCEEDINGS

         The Company is not currently involved in any material legal proceedings.

                                   MANAGEMENT

         The directors and executive officers of the Company as of December 1, 1997 are as follows:

          NAME                   AGE       POSITION
          ----                   ---       --------

          David J. Chinsky       43        President and Chief Executive Officer
                                           and Director
          Paul D. Benson         51        Senior Vice President, Strategic
                                           Business Development
          Daniel A. Pelak        46        Director
          Kevin L. Roberg        46        Director

         DAVID J. CHINSKY. Mr. Chinsky joined the Company in August, 1997 as President and Chief Executive Officer and a director. Prior to joining LifeRate, Mr. Chinsky was employed for more than nine years in a variety of positions by The MEDSTAT Group, an information services and consulting firm serving the healthcare industry, most recently as Executive Vice President. Mr. Chinsky received his undergraduate degree form the University of Michigan, his Masters of Business Administration from Keller Graduate School of Management, his Masters of Science in Public Health from the University of Illinois and his Doctorate of Public Health from the University of Michigan.

         PAUL D. BENSON. Mr. Benson joined LifeRate Systems in 1993 with more than 25 years of experience in sales and marketing, primarily in the financial services and insurance industries. Mr. Benson is responsible for the strategic development and management of new markets and key accounts. Prior to joining the Company, Mr. Benson's career included five years as a consultant to the financial services industry in the areas of marketing and database management. He also spent 18 years in sales and management positions with Minnesota Mutual Life Insurance Company. Mr. Benson received his bachelors degree in economics from Concordia College and an MBA from the University of Wisconsin.

         DANIEL A. PELAK. Mr. Pelak has been a director of the Company since January, 1996. Mr. Pelak is currently a Vice President of Medtronic, Inc., a multi-national medical device manufacturer. He has been with Medtronic, Inc. since 1976 and has held several key managerial positions. Mr. Pelak served as the Vice President and General Manager of the Nortech Division of Medtronic from 1988 to 1992, and he is currently Vice President of Cardiovascular Marketing at Medtronic. Mr. Pelak was elected to the Board as the designee of Medtronic. See "Certain Transactions."

         KEVIN L. ROBERG. Mr. Roberg has been a director of the Company since October, 1995. He is currently the Chief Executive Officer of ValueRx, Inc., which markets a patient-focused medication management system developed by the Mayo Clinic. He was previously President of EBP Western HealthPlans, a subsidiary of Employee Benefit Plans, Inc. He also was President of PIMRExtra, EBP's managed pharmacy division. Prior to joining EBP, Mr. Roberg was President and earlier Vice President and Chief Operating Officer of the Self-Funded and Private Label division of Diversified Pharmaceutical Services. Mr. Roberg has more than 20 years experience in the health care and insurance industries.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

         In November, 1997, as a condition to the closing of an equity financing transaction, the Company's Board of Directors was reduced from ten directors to five directors, and all of the non-employee directors of the Company, other than Daniel A. Pelak and Kevin L. Roberg, resigned from the Board. In connection with the November, 1997 equity financing, the Company also agreed, so long as the Purchasers under the Purchase Agreement, own or have the right to acquire at least 20% of the then outstanding shares of Common Stock, that (a) the Company shall maintain the number of directors who constitute the Board of Directors at five; (b) so long as the Funds own at least 2.5% of the then outstanding shares of Common Stock, the Company shall maintain on the Board one director nominee to be designated by the Funds; and (c) for a period of three years from the date of the Purchase Agreement, the Company shall maintain on the Board of Directors one director nominee to be designated by MJK, which nominee is to be mutually acceptable to the Company and MJK. Neither the Funds nor MJK has designated its director as of the date hereof. See "Certain Transactions -- November, 1997 Equity Financing."

DIRECTOR COMPENSATION

         The Company does not pay fees to non-employee directors of the Company. The Company generally reimburses non-employee directors of the Company for out-of-pocket expenses incurred while attending Board or committee meetings. In 1996, no director other than the Chairman of the Board received any cash compensation for services as a director in 1996.

         David D. Koentopf received $51,500 in compensation in 1996 for acting as Chairman of the Board. Mr. Koentopf served as interim Chief Executive Officer from April 24, 1996 to April 29, 1996 but received no additional compensation for such services.

         The following directors were granted options to purchase 13,333 shares of Common Stock upon their initial election to the Board: Stanley R. Cowle, William W. Chorske, William D. Knopf, M.D., David D. Koentopf, Kevin L. Roberg, Carl J. Schramm and Donald C. Wegmiller. In September, 1996, the Company entered into a settlement agreement and a consulting agreement with William D. Knopf, M.D., in connection with which he was granted an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of one share of Common Stock on the date of grant. See "Certain Transactions -- Knopf Agreement." In November, 1997, as a condition to the closing of the November, 1997 equity financing, all of the non-employee directors of the Company agreed to cancel all options and warrants to purchase shares of Common Stock held by them (except for certain options to purchase an aggregate of 236,333 shares held by APF, LLC and Dr. Anthony P. Furnary and options to purchase 10,000 shares, exercisable at $1.00 per share held by each of William
W. Chorske and William D. Knopf, M.D.). See "Certain Transactions -- November, 1997 Equity Financing."

                         COMPENSATION AND OTHER BENEFITS

         The following table sets forth the total compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers whose total compensation exceeded $100,000 in 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                   ANNUAL COMPENSATION             COMPENSATION
                                     ------------------------------------------    ------------
                                                                                    SECURITIES
                                                                   OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS     COMPENSATION      OPTIONS      COMPENSATION
---------------------------          ----     ------     -----     ------------      -------      ------------
William W. Chorske (1)               1996    $166,667      --        $20,000          75,000          --
    FORMER PRESIDENT AND CHIEF
    EXECUTIVE OFFICER AND FORMER
    CHAIRMAN

David D. Koentopf (2)                1996      --          --        $51,500            --            --
    FORMER CHAIRMAN AND FORMER

    INTERIM CHIEF EXECUTIVE OFFICER

David W. Haskin (3)                  1996     $63,636      --           --              --            --
    FORMER CHIEF EXECUTIVE OFFICER   1995    $125,000      --           --              --            --
                                     1994     $90,000      --           --              --            --

Paul D. Benson                       1996     $95,000    $20,000        --              --            --
    SENIOR VICE PRESIDENT,           1995     $75,000    $20,000        --              --            --
    STRATEGIC BUSINESS DEVELOPMENT   1994     $75,000      --           --              --            --

Bruce Klein (4)                      1996     $95,833    $40,000        --            40,000          --
    FORMER CHIEF FINANCIAL OFFICER

Thomas Niccum (5)                    1996     $91,688    $25,000        --              --            --
    FORMER VICE PRESIDENT, PRODUCT   1995     $47,187   $100,000        --            10,000        $9,450(6)
    DEVELOPMENT


------------------------

(1) William W. Chorske served as President and Chief Executive Officer from May, 1996 through April, 1997. John R. Goodrich served as interim President and Chief Executive Officer from May, 1997 to August, 1997. David J. Chinsky became President and Chief Executive Officer in August, 1997. Mr. Chorske became Chairman of the Board in May, 1997 and resigned such position on November 14, 1997. See "Certain Transactions -- November, 1997 Equity Financing."

(2) David D. Koentopf served as interim Chief Executive Officer of the Company from April 24, 1996 until April 29, 1996, but received no additional compensation for such service. The amounts shown in the table reflect Mr. Koentopf's compensation for serving as Chairman of the

         Board, a position he assumed on April 24, 1996. Mr. Koentopf served as Chairman of the Board until May, 1997.

(3)      David W. Haskin resigned as Chief Executive Officer on April 24, 1996.

(4) Bruce Klein became Chief Financial Officer in March, 1996 and resigned such position effective January, 1997.

(5) Thomas Niccum became an employee of the Company in June, 1995. Prior to such time he provided services to the Company as an independent contractor. Mr. Niccum resigned as Vice President, Product Development, in May, 1997.

(6) Represents consulting fees paid to Mr. Niccum for services rendered prior to his becoming an employee of the Company in June, 1995.

OPTION GRANTS AND EXERCISES IN 1996

         The following tables provide information for the year ended December 31, 1996 as to individual grants and exercises of options to purchase shares of the Company's Common Stock by each of the Named Executive Officers of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                      ----------------------------------------------------------------------------
                                                PERCENT OF TOTAL
                      NUMBER OF SECURITIES       OPTIONS GRANTED       EXERCISE OR
                       UNDERLYING OPTIONS        TO EMPLOYEES IN        BASE PRICE      EXPIRATION
NAME                     GRANTED(#)(1)             FISCAL YEAR             ($/Sh)          DATE
----                  --------------------      ----------------       ------------     ----------
William W. Chorske           75,000                  21.2%               $9.375           4/29/06
David D. Koentopf              --                      --                  --               --
David W. Haskin                --                      --                  --               --
Bruce Klein                  40,000                  11.3%               $9.375              1/97(2)
Paul D. Benson                 --                      --                  --               --
Thomas Niccum                  --                      --                  --               --


------------------------

(1) All options were granted under the Company's 1993 Stock Option Plan and are subject to the terms of such plan. Such options vest at the rate of one-third of the shares covered by such options on the date of grant and each of the first two anniversaries of the date of grant, provided that such individuals continue to provide services to the Company. Upon a defined "Change in Control" of the Company, all outstanding options become immediately exercisable in full and will remain exercisable for the remainder of their terms regardless of whether the holder remains in the employ or service of the Company or any subsidiary. A "Change in Control" of the Company for purposes of the 1993 Stock Option Plan includes (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to a corporation that is not controlled by the Company, (ii) the approval by the Company's shareholders of any plan or proposal for the liquidation or dissolution of the Company, (iii) the acquisition by any person, directly or indirectly, of 50% of more of the Company's Common Stock, excluding shares acquired by Special Situation Fund (see "Certain Transactions - November, 1997 Equity

         Financing") or (iv) any change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

(2)      Expired upon Mr. Klein's departure from the Company in January, 1997.


                         AGGREGATED OPTION EXERCISES IN
                    LAST FISCAL YEAR AND FY-END OPTION VALUES

                            NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                           OPTIONS AT FY-END(#)(1)             OPTIONS AT FY-END($)(2)
                           -----------------------             -----------------------
NAME                     (EXERCISABLE/ UNEXERCISABLE)       (EXERCISABLE/ UNEXERCISABLE)
----                     ----------------------------    ---------------------------------
William W. Chorske               4,444/70,556                            0/0
David D. Koentopf                  13,333/0                           $1,111/0
David W. Haskin                      0/0                                 --
Bruce Klein                     13,333/26,667                            0/0
Paul D. Benson                       0/0                                 --
Thomas Niccum                    6,666/3,334                             0/0


------------------------

(1) The exercise price may be paid in cash or, in the Stock Option Committee's discretion, in shares of the Company's Common Stock valued at fair market value on the date of exercise.

(2) Based on the closing bid price on December 31, 1996 of $3.25, as reported by the Nasdaq Small Cap Market System.

EMPLOYMENT AGREEMENTS

         CHINSKY EMPLOYMENT AGREEMENT. In August, 1997, the Company and David J. Chinsky entered into an employment agreement, which provides for the employment of Mr. Chinsky as the Company's President and Chief Executive Officer. The agreement has an initial term of one year and will automatically renew for additional one-year periods, unless terminated by one of the parties. The agreement provides for an annual base salary of $225,000 with an annual performance bonus of up to $100,000 per year if to be agreed upon performance criteria are met. The Company has guaranteed payment of a first year bonus of $100,000. The Company has also agreed to pay Mr. Chinsky $108,000 in February, 1998 for a bonus that Mr. Chinsky would have otherwise received from previous employment, provided that the Company successfully completes an equity financing. In addition, the Company has granted Mr. Chinsky options to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $.50 per share, which vest over a period of three years. The Company has also agreed to grant Mr. Chinsky options to purchase additional shares of Common Stock such that after any equity financings completed within Mr. Chinsky's first year of employment he will have been granted options covering a total number of shares of Common Stock equal to 7.84% of the number of outstanding shares of Common Stock. In the event that Mr. Chinsky terminates the agreement for "good reason" following a change of control of the Company, Mr. Chinsky is entitled to receive his base salary for the remaining term of the agreement and the bonus that would otherwise be payable. The agreement also requires Mr. Chinsky to assign to the Company any inventions related to the Company's business and to keep the Company's proprietary information confidential. Mr. Chinsky is also prohibited from competing with the Company for a period of two years following termination of his employment with the Company.

         In connection with the closing of the November, 1997 equity financing, Mr. Chinsky's employment agreement was amended to provide that: (a) the transactions contemplated by the November, 1997 equity financing did not constitute a "change in control," as defined in the employment agreement; (b) bonuses payable to Mr. Chinsky will be payable, at the option of the Company, in cash or shares of Common Stock; (c) the payment of a certain bonus in the amount of $108,000 was accelerated and paid in November, 1997, (d) all prior stock options granted to Mr. Chinsky were canceled and Mr. Chinsky was granted a replacement option to purchase 650,000 shares of Common Stock at an exercise price of $.50 per share, and (e) Mr. Chinsky waived his right to receive any additional options upon completion of the November, 1997 equity financing. See "Certain Transactions."

         CHORSKE EMPLOYMENT AGREEMENT. Effective May 1, 1996, the Company and William W. Chorske entered into a one-year employment agreement, which provided for the employment of Mr. Chorske as the Company's President and Chief Executive Officer. The agreement provided for an annual base salary of $250,000. In addition, the Company granted Mr. Chorske an option (not under any formal plan of the Company) to purchase 61,667 shares of Common Stock at a price of $9.375 per share, which became exercisable in full upon completion of one year of employment. Mr. Chorske was also paid a bonus upon termination of the agreement equal to the amount by which the "value" of the foregoing option was less than $150,000. For purposes of the agreement, the "value" of the foregoing option is equal to 50,000 (which represents a portion of the shares subject to the foregoing option) multiplied by the difference between the average of the closing bid prices of the Company's Common Stock in the twenty-business day period preceding termination of the agreement and the exercise price of the option. In consideration for his service as a director, the Company also granted Mr. Chorske an option under the Company's 1993 Stock Option Plan to purchase 13,333 shares of Common Stock at price of $9.375, exercisable with respect to one-third of such shares and will become exercisable with respect to one-third of such shares on each of the first two anniversaries of his election as a director, provided that Mr. Chorske remains a director of the Company. The agreement also required Mr. Chorske to assign to the Company any inventions related to the Company's business and to keep the Company's proprietary information confidential. Mr. Chorske was also prohibited from competing with the Company for a period of two years following termination of his employment with the Company. Mr. Chorske's employment and positions as President and Chief Executive Officer ended April 30, 1997, and he resigned as a director in November 1997. In connection with the November 1997 equity financing Mr. Chorske agreed to cancel all outstanding options except options to purchase 10,000 shares at $1.00 per share.


                              CERTAIN TRANSACTIONS

NOVEMBER 1997 EQUITY FINANCING

         On November 14, 1997, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P. (collectively, the "Funds") and the other purchasers named in the Purchase Agreement (the Funds and such other purchasers are collectively referred to herein as the "Purchasers"), pursuant to which the Company agreed to sell up to 9,000,000 shares of Common Stock of the Company at prices ranging from $.50 to $.56 per share and warrants to purchase up to 9,000,000 shares of Common Stock, as well as an additional 104,000 shares of Common Stock and warrants to purchase 104,000 shares of Common Stock for cancellation of certain indebtedness. The warrants are exercisable for a period of ten years at a price of $1.50 per share, subject to adjustment as provided in the warrants. The first closing under the Purchase Agreement was held on November 14, 1997, at which the Company sold an aggregate of 2,500,000 shares of Common Stock at a price of $.50 per share and issued warrants to purchase an aggregate of 2,500,000 shares of Common Stock to the Funds for an aggregate purchase price of $1,250,000 and an aggregate of 104,000 shares of Common Stock and warrants to purchase an aggregate of 104,000 shares of Common Stock for the cancellation of $52,000 of indebtedness (the "First Closing"). The interim closing was held on November 21, 1997, at which the Company sold an additional 1,790,000 shares of Common Stock at a price of $.56 per share and issued warrants to purchase an aggregate of 1,790,000 shares of Common Stock to purchasers other than the Funds for an aggregate purchase price of $1,002,400.

         The Purchase Agreement also provides that, in the event the Company fulfills certain conditions by January 15, 1998 (the "Second Closing Conditions"), the Company will issue up to an additional 4,500,000 shares of Common Stock and warrants to purchase 4,500,000 shares of Common Stock at a purchase price of between $.50 and $.56 per share on or before January 31, 1998 (the "Second Closing"). The Second Closing Conditions include (a) the approval by the shareholders of the Company of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock to an aggregate of 75,000,000 and (b) the attainment by the Company no later than January 15, 1998, of the following milestones: (i) the Company's net revenues derived from the sale of existing or new systems during the period from October 1, 1997 through January 15, 1998, shall be at least $200,000; (ii) the Company shall have executed letters of intent and/or sales contracts, each with a minimum value of $5,000, with at least five new (excluding current or previous) customers for the sale of any existing or new systems during the period from October 1, 1997 through January 15, 1998; and
(iii) the Company shall have made generally available for sale a commercially marketable entry level cardiac cath lab product designed to support the data requirements of the American College of Cardiology, with a sales price range of $5,000 to $15,000. If the Second Closing Conditions are met, the Funds will be obligated to purchase 2,500,000 shares of Common Stock at a price of $.50 per share and warrants to purchase 2,500,000 Shares of Common Stock for an aggregate purchase price of $1,250,000. If all of the additional 4,500,000 shares of Common Stock and warrants to purchase 4,500,000 shares of Common Stock are issued in the Second Closing, the Funds purchase 2,500,000 of the shares to purchase 4,500,000 shares of Common Stock and warrants to purchase 2,50,000 Shares of Common Stock and the Company does not issue any other shares of Common Stock, the Funds will "beneficially own" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) approximately 56% of the Company's Common Stock immediately following the Second Closing.

         As a condition to the First Closing, the Company's Board of Directors was reduced from ten directors to five directors, and all of the non-employee directors of the Company, other than Daniel A. Pelak and Kevin L. Roberg, resigned from the Board. In addition, all of the non-employee directors of the Company agreed to cancel all options or warrants to purchase shares of Common Stock held by them (except for certain options to purchase an aggregate of 236,333 shares held by APF, LLC ("APF") and Dr. Furnary and options to purchase 10,000 shares, exercisable at $1.00 per share held by each of William W. Chorske and William D. Knopf, M.D.). Under the Purchase Agreement, the Company has also agreed, so long as the Purchasers own or have the right to acquire at least 20% of the then outstanding shares of Common Stock, that (a) the Company shall maintain the number of directors who constitute the Board of Directors at five;
(b) so long as the Funds own at least 2.5% of the then outstanding shares of Common Stock, the Company shall maintain on the Board of Directors one director nominee to be designated by the Funds; and (c) for a period of three years form the date of the Purchase Agreement, the company shall maintain on the Board of Directors one director nominee to be designated by Miller Johnson & Kuehn, Incorporated ("MJK"), which nominee is to be mutually acceptable to the company and MJK (the "MJK Director"). Neither the Funds nor MJK has designated its nominee to the Board as of the date hereof.

         The Company agreed to a number of covenants under the Purchase Agreement. So long as the Purchasers own or have the right to acquire at least 20% of the outstanding shares of Common Stock, the Company has agreed not to do any of the following without the consent of the Funds and the MJK Director: (a) sell Common Stock or any rights or securities convertible into or exercisable or exchangeable for Common Stock at a purchase, exercise or conversion price, as the case may be, of less than $1.00 per share of Common Stock for a period of three years from the date of the Purchase Agreement; (b) issue any securities senior to the common Stock; (c) effect any reclassification, capital reorganization or other change of outstanding shares of capital stock of the Company; (d) merge, consolidate or enter into any other business combination of the company with or into another entity (other than a merger of a wholly owned subsidiary, in which merger the Company shall be the surviving entity); (e) sell, lease or otherwise dispose of all or substantially all of its assets; or
(f) liquidate, dissolve or wind-up the Company.

         As further conditions to the First Closing, the Company amended certain agreements between the Company and certain officers, directors and affiliated entities. These amendments are described below and under the heading "Management -- Employment Agreements."

NON-EMPLOYEE DIRECTOR LOANS

         In October 1997, eight of the Company's then non-employee directors loaned the Company $5,775 and an aggregate of $46,200 in order for the Company to continue operations pending completion of the November 1997 equity financing. The Company repaid a total of $40,425, without interest, to seven of these non-employee directors from the proceeds of the November 1997 equity financing, and the balance of $5,775 owed to Mr. Wegmiller was converted into 11,550 shares of Common Stock at a price of $.50 per share.

AGREEMENTS WITH MEDTRONIC, INC.

         In May 1997, the Company issued a convertible promissory note in the principal amount of $1,000,000 to Medtronic, Inc. (the "Medtronic Note"), a principal shareholder of the Company with a representative that serves on the Company's Board of Directors. As originally issued, the Medtronic Note accrued interest at the prime rate. Under its original terms, the Medtronic Note would have become due upon the earlier of the completion by the Company of an equity financing raising gross proceeds of at least $5,000,000 or November 30, 1997, and was convertible, at the option of the holder, into Common Stock at a conversion price equal to the lower of $2.00 or the average per share price in one or more rounds of equity financing raising gross proceeds to the Company of at least $5,000,000 (including proceeds from this offering). At the time of issuance of the original Medtronic Note, the Company granted Medtronic a warrant to purchase 100,000 shares of Common Stock, exercisable at the same price as the conversion price of the Medtronic Note (the "Medtronic Warrant"). Under the original terms of the Medtronic Note, the Company would have been obligated to grant an additional warrant to purchase a number of shares of Common Stock equal to 5% of the principal amount of the Medtronic Note if the note was not paid by November 30, 1997 and an additional warrant to purchase a number of shares of Common Stock equal to 5% of the principal amount of the Medtronic Note if the note was not paid by February 28, 1998. In connection with the November 1997 equity financing, the Medtronic Note was amended to provide that: (a) no interest will accrue thereunder and accrued interest will be forfeited; (b) principal will not become due until May 12, 2002; (c) the conversion price of the Medtronic Note is $1.50 per share; and (d) the Company will not be obligated to issue any additional warrants to Medtronic under the Medtronic Note. The Medtronic Warrant was also amended to provide that the exercise price is $.50 per share and that there was no other adjustment to the exercise price or the number of shares covered by the Medtronic Warrant as a result of the November 1997 equity financing.

         On December 26, 1995, the Company entered into an Investment Agreement and a License and Development Agreement with Medtronic, Inc. ("Medtronic") and a Shareholder Voting Agreement with Medtronic and certain shareholders of the Company. Pursuant to the Investment Agreement, the Company privately sold to Medtronic 600,000 shares of Common Stock at a price of $8.00 per share for a total price of $4.8 million. The Company granted to Medtronic certain rights of first refusal to purchase capital stock and assets of the Company and to develop or commercialize the Company's technology in one or more fields other than the cardiovascular and neurological fields, certain rights to have shares of the Company held by Medtronic and certain assignees of Medtronic registered for sale to the public and the right to designate one person to be nominated and elected to the Board of Directors of the Company. Daniel A. Pelak, a Vice President of Medtronic, was elected to the Company's Board in January 1996 as Medtronic's designee under this agreement. Pursuant to the License and Development Agreement, the Company granted to Medtronic a 30-year world-wide, fully paid, royalty free license granting Medtronic certain rights relating to the sale and use of the Company's system in the cardiovascular and neurological fields. In addition, the Company agreed to install the Company's system at certain clinical sites specified by Medtronic on a preferred pricing basis, to install the system at one site specified by Medtronic at no cost to Medtronic and to engage with Medtronic in certain joint development of products and systems. Under the Shareholder Voting Agreement, officers of the Company who are parties the agreement, including Paul D. Benson, agreed to vote their shares of Common Stock of the Company for the person designated by Medtronic to be a member of the Board of Directors of the Company. In connection with the November 1997 equity financing, Medtronic waived the restrictions on registration rights contained in
Section 8.4 of the Investment Agreement, waived its right of first refusal to purchase securities in the November 1997 equity financing, agreed not to exercise and to otherwise waive any of its registration rights until January 1, 2000, waived its superior position with respect to an underwriter's cutback of piggyback registration rights and waived its right of first refusal on the sale of the Company in certain circumstances.

AGREEMENTS WITH FURNARY AND APF, LLC

         In July 1995, the Company entered into an agreement with Anthony P. Furnary, M.D., an advisor to the Company at the time, and APF, an entity owned by Dr. Furnary under which the Company acquired certain software developed by Dr. Furnary and agreed to pay royalties to Dr. Furnary initially equal to 7.5% of gross revenues. Dr. Furnary also received an option to purchase 26,000 shares of Common Stock at an exercise price of $4.50 per share. In 1995, the Company paid no royalties to Dr. Furnary under this agreement. In 1996, the Company accrued $46,169 in royalties, of which amount $10,000 was paid to Dr. Furnary. In March 1997, the Company and Dr. Furnary entered into a agreement modifying the July 1995 agreement. Under the terms of the modified agreement, beginning in 1999 (or sooner if the Company reaches $20,000,000 of cumulative revenues) the Company will pay royalties in the amount of 3% on all gross revenues (as defined in the agreement) up to $100,000,000, and thereafter, 3.6% on all gross revenues. The existing royalty rate of 7.5% of gross revenues remained in place through March 31, 1997. In addition, among other things, under the modification the Company agreed (i) to make certain milestone payments totaling $450,000 when the Company reaches certain revenue levels; (ii) to issue options to APF, for services previously rendered to the Company, to purchase 550,000 shares of Common Stock at an exercise price of $2.625 per share and to reprice outstanding options to purchase 36,333 shares held by Dr. Furnary to $2.625 per share (which represents the closing price of the Company's Common Stock on the date the Company and Dr. Furnary reached agreement in principle on the modification agreement); (iii) to enter into a consulting agreement with Dr. Furnary; and
(iv) to appoint Dr. Furnary to the Company's Board of Directors within 90 days. The consulting agreement, which has an initial term of five years, with two-year renewal rights upon mutual agreement, provides that Dr. Furnary will provide consulting services to the Company in the area of system design and development as the Senior Advisor and System Architect for an annual fee of $100,000.

         In connection with the November 1997 equity financing, the Consulting Agreement, between the Company and Dr. Furnary was terminated, and the Company's obligation to make milestone royalty payments of $450,000 under the modified agreement was terminated. The 550,000 share stock option agreement was amended to reduce the number of shares to 200,000 and the exercise price to $1.00 per share. APF and Furnary also agreed (a) not to exercise and to otherwise waive any of their registration rights under the foregoing option or the other options held by them to purchase an aggregate of an additional 36,333 shares until January 1, 2000; (b) not to sell or otherwise transfer any shares of Common Stock purchased upon exercise of any of such options prior to January 1, 2000; and (c) that there was no other adjustment to the exercise price of such options or the number of shares issuable upon exercise of the foregoing options thereof as a result of the November 1997 equity financing. Furnary also waived his right to be appointed to the Company's Board of Directors and agreed that his observer status is only exercisable by him personally.

AGREEMENTS WITH THE ATLANTA CARDIOLOGY GROUP, P.C.

         In September 1994, The Atlanta Cardiology Group, P.C. ("ACG") and the Company entered into an agreement for the joint development of practice guidelines and clinical outcomes for cardiology, under which ACG agreed to pay the Company a fee for system design and implementation and ACG was to receive royalties on sales of the cardiology system over the next ten years. During 1995, the Company paid (or accrued) $150,000 for all services rendered by ACG and the Company received $50,000 in revenues from the sale of products and services to ACG. In early 1996, the Company and ACG agreed to restructure their relationship. Among other things, the Company agreed to pay ACG a royalty equal to 10% of gross sales of the Company's cardiology system and a 2% royalty on all database sales. In 1996, the Company received no revenues from ACG and accrued $60,052 in fees to ACG for all services rendered in 1996, including royalties under the prior agreement. In March 1997, the Company entered into an agreement with ACG to replace the prior agreements. Under the revised agreement, the Company issued a convertible subordinated note to ACG in the principal amount of $2,250,000, maturing on April 1, 2002 (the "ACG Note"). The note accrues interest at a rate of 10% per annum, and interest is payable at the rate of 5% per year, with the balance of accrued interest payable at the maturity date. Up to $2,000,000 of the principal amount of the note is convertible by ACG into shares of Common Stock at the rate of $3.32 per share. As long as the note is outstanding, ACG has the right to designate an individual to attend all board meetings. William D. Knopf, M.D., a practicing cardiologist and partner in ACG, is a director of the Company. In connection with the November 1997 equity financing, the ACG Note was amended to provide that no interest will accrue thereunder and that any accrued interest shall be forfeited. In addition, ACG agreed that there was no adjustment to the conversion price of the ACG Note or the number of shares issuable upon conversion of the ACG Note as a result of the November 1997 equity financing. ACG also agreed not to exercise and to otherwise waive any of its registration rights prior to January 1, 2000 and waived its right to designate a person to attend meetings of the Board.

KNOPF AGREEMENT

         In September 1996, the Company entered into an agreement with William
D. Knopf, M.D., a former director of the Company, relating to the termination of Dr. Knopf's employment by the Company. Pursuant to this agreement, the Company entered into a consulting agreement with Dr. Knopf, under which Dr. Knopf has agreed to provide certain consulting and advisory services to the Company and will receive an annual consulting fee of $60,000. The consulting agreement also includes a non-competition covenant for 12 months following the expiration of the term of the consulting agreement, which expired by its terms on September 1, 1997. In addition, Dr. Knopf received an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of grant, which was $6.625 per share. This option was exercisable with respect to one-third of such shares on the date of grant and will become exercisable with respect to one-third of such shares on each of the first two anniversaries of the date of grant. The option is exercisable for a period of ten years from the date of grant. The Company and Dr. Knopf also executed mutual releases of any and all claims relating to Dr. Knopf's employment by the Company or the termination of his employment.

EDMONDS AGREEMENT

         In September 1996, the Company entered into an agreement with Donna J. Edmonds, a former director and executive officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to such agreement, the Company agreed to pay Ms. Edmonds an aggregate of $190,000 and granted Ms. Edmonds an option to purchase 80,000 shares of the Company's Common Stock, at an exercise price of $5.00 per share, which was the closing bid price on September 12, 1996. This option is exercisable for a period of ten years following the date of grant. The Company and Ms. Edmonds also agreed to execute a stipulation of dismissal with prejudice to resolve the then pending litigation brought by Ms. Edmonds against the Company and the Company and Ms. Edmonds also executed mutual releases of any and all other claims relating to Ms. Edmonds' employment by the Company or the termination of her employment.

HASKIN AGREEMENT

         In June 1996, the Company entered into an agreement with David W. Haskin, a former director and Chief Executive Officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to the terms of this agreement, the Company agreed to pay or reimburse Mr. Haskin up to $10,000 per year for premiums on health insurance coverage for himself and his spouse until Mr. Haskin reaches age 65. In addition, the Company agreed to use its reasonable efforts to cause the release of shares owned by Mr. Haskin from the "cheap stock" escrow with the Commissioner of Commerce for the State of Minnesota and certain lock-up arrangements with MJK and granted Mr. Haskin certain registration rights with respect to certain shares of the Company's Common Stock. The Company and Mr. Haskin also executed mutual releases of any and all claims relating to Mr. Haskin's employment by the Company or the termination of his employment.

COMER AGREEMENT

         In June 1996, the Company entered into an agreement with Jeffrey B. Comer, a former executive officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to the terms of this agreement, the Company entered into a consulting agreement with Mr. Comer, pursuant to which Mr. Comer provided consulting services for a period of six months and received an aggregate of $160,000 for such consulting services. The consulting agreement also included a non-competition covenant for 12 months following the expiration of the term of the consulting agreement, which occurred on December 1, 1996. In addition, Mr. Comer received an option to purchase 51,000 shares of the Company's Common Stock for an exercise price per share equal to the fair market value per share on the date of such grant, which was $8.625 per share, and the Company granted him certain registration rights with respect to certain shares owned or subject to options held by Mr. Comer. The Company and Mr. Comer also executed mutual releases of any and all claims relating to Mr. Comer's employment by the Company or the termination of his employment.

OLSON AGREEMENT

         In February 1996, the Company entered into a Separation Agreement and Release with each of Donald B. Olson, a former officer and director of the Company, and Merry M. Olson, Mr. Olson's spouse. Under the terms of the agreements, each of the Olsons resigned all offices and directorships held with the Company. Also, the Company and each of the Olsons granted to each other mutual releases of all claims and potential claims. Pursuant to the terms of their agreement, the Company agreed to pay each of the Olsons severance payments in the amount of $5,000 per month and COBRA benefits until April 30, 1997. In connection with the separation agreements, the Company granted certain registration rights to the purchasers of 330,342 shares of Common Stock of the Company previously owned by the Olsons.

          PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of December 1, 1997, unless otherwise indicated, by (a) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) each director,
(c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group.

                                                 SHARES OF COMMON STOCK
NAME                                             BENEFICIALLY OWNED (1)
----                                    ----------------------------------------
                                          AMOUNT             PERCENT OF CLASS(2)
                                          ------             -------------------

Special Situations Funds (3)            5,000,000 (3)              45.5% (3)

Medtronic Inc.                            700,000 (4)               8.2%

David J. Chinsky                                0                   0

Daniel A. Pelak                                 0 (5)               0

Kevin L. Roberg                                 0                   0

Paul D. Benson                             97,667                   1.2%

William W. Chorske                         10,000 (6)               *

David D. Koentopf                               0                   0

David W. Haskin                           138,332 (7)               1.6%

Bruce Klein                                     0                   0

Thomas Niccum                                 666                   *

All directors and executive
officers as a group (4 persons)            97,667 (5)               1.2%

------------------------
*        Less than 1% of the outstanding shares

(1) Unless otherwise noted, all of the shares are held by individuals possessing sole voting and dispositive power with respect to the shares shown. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days, are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Based upon 8,480,305 outstanding shares of Common Stock as of December 1, 1997.

(3) As set forth in a Schedule 13D filed with the Securities and Exchange Commission on November 25, 1997, this amount consists of: (i) 1,000,000 shares of Common Stock held by Special Situations Private Equity Fund, L.P.; (ii) 1,000,000 shares of Common Stock issuable to Special Situations Private Equity Fund, L.P. pursuant to outstanding warrants;
         (iii) 1,100,000 shares of Common Stock held by Special Situations Fund III, L.P.; (iv) 1,100,000 shares of Common Stock issuable to Special Situations Fund III, L.P. pursuant to outstanding warrants; (v) 400,000 shares of Common Stock held by Special Situations Cayman Fund, L.P.; and (vi) 400,000 shares of Common Stock issuable to Special Situations Cayman Fund, L.P pursuant to outstanding warrants. Austin W. Marxe and David M. Greenhouse, principals of the investment advisors to the Funds, are deemed to beneficially own the securities held by the Funds as reported herein. The address of Special Situations Funds is 153 East 53rd Street, 51st Floor, New York, New York 10022.

         If the Second Closing Conditions to the Purchase Agreement are met, the Funds will be obligated to purchase 2,500,000 shares of Common Stock at a price of $.50 per share and warrants to purchase 2,500,000 shares of Common Stock for an aggregate purchase price of $1,250,000. If all of the additional 4,500,000 shares of Common Stock and warrants to purchase 4,500,000 shares of Common Stock are issued in the Second Closing, the Funds purchase 2,500,000 of the shares of Common Stock and warrants to purchase 2,500,000 shares of Common Stock and the Company does not issue any other shares of Common Stock, the Funds will "beneficially own" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) approximately 56.0% of the Company's Common Stock immediately following the Second Closing of the Purchase Agreement.

(4) Includes 100,000 shares that Medtronic, Inc. has the right to acquire within 60 days pursuant to the exercise of warrants. The address of Medtronic, Inc. is 7000 Central Avenue, N.E., Minneapolis, Minnesota 55432.

(5) Does not include any shares beneficially owned by Medtronic, Inc. Mr. Pelak is an employee of Medtronic and its designee for election to the Board of Directors.

(6) Includes 10,000 shares that Mr. Chorske has the right to acquire within 60 days pursuant to the exercise of stock options.

(7)      Includes 8,332 shares held by two of Mr. Haskin's daughters.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the offering of 8,788,000 shares of Common Stock of the Company by the Selling Shareholders named below. The shares being offered by the Selling Shareholders hereunder include: (i) 4,394,000 currently outstanding shares of Common Stock issued to the Selling Shareholders in a private transaction pursuant to the Purchase Agreement, and (ii) 4,394,000 shares of Common Stock issuable pursuant to the exercise of Warrants held by the Selling Shareholders. The Company agreed to provide registration rights pursuant to the Purchase Agreement that require the Company to register the 4,394,000 shares of Common Stock issued to the Selling Shareholders and the 4,394,000 shares of Common Stock issuable to the Selling Shareholders upon the exercise of the Warrants. The 8,788,000 shares of Common Stock have been registered hereunder pursuant to such registration rights. The following table sets forth certain information, as of December 1, 1997, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of the Common Stock by the Selling Shareholders. Unless otherwise indicated, the Selling Shareholders possesses sole voting and investment power with respect to the shares shown.

                                                                                      SHARES BENEFICIALLY
                                                                                         OWNED AFTER
                                          SHARES OF COMMON       NUMBER OF               COMPLETION OF
                                         STOCK BENEFICIALLY       SHARES                THE OFFERING(2)
                                         OWNED PRIOR TO THE        BEING           ------------------------
SELLING SHAREHOLDER                          OFFERING(1)          OFFERED          NUMBER     % OF CLASS(3)
-------------------                          -----------          -------          ------     -------------
Special Situations Fund III, L.P. (4)      2,200,000  (5)        2,200,000              0            *
Special Situations Private Equity          2,000,000  (5)        2,000,000              0            *
Fund L.P. (4)
Special Situations Cayman                    800,000  (5)          800,000              0            *
Fund, L.P. (4)
John R. Albers                               762,819  (6)          600,000        162,819          1.5%
Aaron Boxer Rev. Trust                       495,000  (7)          400,000         95,000            *
Lee Wesley                                   350,000  (5)          350,000              0            *
June Lawrence 4th RGI Trust                  200,000  (5)          200,000              0            *
Steve Romanek                                200,000  (5)          200,000              0            *
Kenneth M. Viste                             200,000  (5)          200,000              0            *
Thomas Petters                               160,000  (5)          160,000              0            *
Kenneth Cheng                                153,077  (8)          100,000         53,077            *
John O. Hanson                               141,200  (9)          100,000         41,200            *
David B. Johnson (10)                        138,090 (11)           62,400         75,690            *
Paul R. Kuehn (10)                           138,090 (12)           62,400         75,690            *
Jeff Dobbs                                   118,000 (13)           90,000         28,000            *
Robert W. Clark Self-Declared Trust          110,000  (5)          100,000         10,000            *
Mike J. Brings                               100,000  (5)          100,000              0            *
Isadore J. Goldstein Rev. Living Trust       100,000  (5)          100,000              0            *
Judy Peterson                                100,000  (5)          100,000              0            *
VBS General Partnership                      100,000  (5)          100,000              0            *
John L. Von Gunten and Jeanette Von          100,000  (5)          100,000              0            *
Gunten Trust dated 10/18/91
Ila M. Waseka Rev. Living Trust              100,000  (5)          100,000              0            *
Eldon C. Miller (10)                          87,630 (14)           62,400         25,230            *
Wallace S. Wells                              80,000  (5)           80,000              0            *
Kenneth G. Benson                             50,000  (5)           50,000              0            *
Alton B. Meyer, Jr. Rev. Trust                50,000  (5)           50,000              0            *



Linda Kintzel                                 50,000  (5)           50,000              0            *
John S. and David B. Rydberg                  50,000  (5)           50,000              0            *
Donal C. Thomas Trust                         50,000  (5)           50,000              0            *
Leola J. Vidger                               50,000  (5)           50,000              0            *
Frank E. Walton                               50,000  (5)           50,000              0            *
Michael W. Wright 1993 Irrev. GST             50,000  (5)           50,000              0            *
Family Trust
Stanley D. Rahm (10)                          46,031 (15)           20,800         25,231            *


--------------------------------------
*        Less than one percent (1%)

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(2) This assumes all shares being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any shares.

(3) Based upon 8,480,305 shares of Common Stock outstanding as of December 1, 1997.

(4) Pursuant to the Purchase Agreement, so long as Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P. (collectively, the "Funds"), individually or in the aggregate, own 2.5% of the then outstanding shares of Common Stock of the Company, the Funds have the right to nominate one director on the Board of Directors of the Company.

(5) One-half of all shares of Common Stock beneficially owned by such Selling Shareholder are issuable upon the exercise of outstanding warrants.

(6) Includes 338,333 shares issuable to Mr. Albers within 60 days upon the exercise of warrants.

(7) Includes 232,500 shares issuable to the Aaron Boxer Rev. Trust within 60 days upon the exercise of warrants.

(8) Includes 50,000 shares issuable to Mr. Cheng within 60 days upon the exercise of warrants.

(9) Includes 70,000 shares issuable to Mr. Hanson within 60 days upon the exercise of warrants.

(10) Such individual is a principal of Miller, Johnson & Kuehn, Incorporated ("MJK"), which has acted as the Company's placement agent in connection with private sales of the Company's Common Stock. MJK also makes a market in the Company's Common Stock. Pursuant to the Purchase Agreement, MJK has the right to nominate one director on the Board of Directors of the Company, which nominee is to be mutually acceptable to the Company and MJK, for a period of three years from the date of the Purchase Agreement.

(11) Includes 106,890 shares issuable to Mr. Johnson within 60 days upon the exercise of warrants.

(12) Includes 106,890 shares issuable to Mr. Kuehn within 60 days upon the exercise of warrants.

(13) Includes 58,000 shares issuable to Mr. Dobbs within 60 days upon the exercise of warrants.

(14) Includes 56,430 shares issuable to Mr. Miller within 60 days upon the exercise of warrants.

(15) Includes 35,631 shares issuable to Mr. Rahm within 60 days upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (the "Common Stock"), and 1,000,000 shares of undesignated preferred stock (the "Undesignated Stock"). As of December 1, 1997, there were 8,480,305 shares of Common Stock issued and outstanding, held by approximately 132 holders of record, and no shares of Undesignated Stock issued and outstanding. In addition, 7,963,355 shares of Common Stock were reserved for issuance under the Company's 1993 Stock Option Plan, Employee Stock Purchase Plan and outstanding options, warrants and convertible securities as of December 1, 1997. The Company has scheduled a Special Meeting of Shareholders for January 28, 1997 to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 75,000,000.

COMMON STOCK

         All outstanding shares of Common Stock, including the Shares offered hereby, are fully paid and nonassessable. Each share of the outstanding Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the shareholders upon liquidation of the Company. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors if they choose to do so, subject to the rights of the Funds and MJK to designate directors to be nominated under the Purchase Agreement, and the owners of the balance of such shares would not be able to elect any directors.

UNDESIGNATED STOCK

         Under applicable Minnesota law, no action by the Company's shareholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any Undesignated Stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the shares of Undesignated Stock and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). The Board of Directors can issue shares of such class or series to, among other individuals, the holders of another class or series of preferred stock or to the holders of Common Stock. Accordingly, the Board of Directors, without shareholder approval, can issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Undesignated Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the Board of Directors could issue such shares as a dividend to holders of Common Stock or place such shares privately with purchasers who may side with the Board of Directors in opposing a takeover bid.

OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

         As of December 1, 1997, The Company had reserved 750,000 shares of Common Stock under the 1993 Stock Option Plan. As of December 1, 1997, the Company had outstanding options to purchase an aggregate of 178,547 shares under the plan and options to purchase an aggregate of 956,000 shares that were not issued under any formal plan. The weighted average exercise price of outstanding options is $1.72. As of December 1, 1997, the Company also had warrants to purchase an aggregate of 4,901,395 shares of Common Stock at a weighted average exercise price of $1.75 per share, which are exercisable at various times, the earliest of which expire in March, 2000 and the latest of which expire in November, 2007. The outstanding options and warrants provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company. In addition, options to purchase an aggregate of 200,000 shares are subject to a weighted-average anti-dilution adjustment for issuances of Common Stock (including options, warrants and other rights to acquire Common Stock) at a price of less than $2.52 per share. Holders of the outstanding warrants have certain demand and incidental registration rights with respect to the shares issuable upon exercise of the warrants. See "Description of Capital Stock -- Registration Rights."

         The Company also has outstanding a subordinated convertible promissory note in the principal amount of $2,250,000. Up to $2,000,000 principal amount of this note is convertible, at the option of the holder, into shares of Common Stock at a conversion price of $3.32 per share. The conversion price of this note is subject to a weighted-average anti-dilution adjustment for issuances of Common Stock (including options, warrants and other rights to acquire Common Stock) at a price of less than $3.32 per share. Additionally, the Company has outstanding a convertible promissory bridge note in the principal amount of $1,000,000 that is convertible, at the option of the holder, into shares of Common Stock at a conversion price of $1.50 per share.

REGISTRATION RIGHTS

         All of the shares of Common Stock issuable upon exercise of options granted or to be granted under the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan have been registered under the Securities Act. The Company has filed a Registration Statement on Form S-3 under the Securities Act, which is currently effective, covering the resale of an aggregate of 1,405,815 shares of Common Stock and warrants to purchase an aggregate of 332,396 shares of Common Stock. This registration statement will remain effective until the Company files its Annual Report on Form 10-KSB for the year ending December 31, 1997, at which time it will lapse. The Company has filed this Registration Statement covering the resale of an aggregate of 4,394,000 shares of Common Stock and warrants to purchase an aggregate of 4,394,000 shares of Common Stock issued in connection with the Company's November, 1997 equity financing. In addition, holders of certain options, warrants and convertible promissory notes have certain demand and incidental registration rights with respect to the shares issuable upon exercise of such options and warrants and conversion of such notes. In connection with the Company's November, 1997 equity financing, the holders of substantially all of these securities agreed not to exercise and to otherwise waive their registration rights until January 1, 2000.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION

         The Company's Amended and Restated Articles of Incorporation provide the Company's Board of Directors with the power and authority to limit the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Amended and Restated Articles of Incorporation or action by the Company's Board of Directors.

         The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of such indemnification rights. The Company's Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota Business Corporation Act.

         The Company maintains a directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

         Pursuant to the Purchase Agreement, the directors and officers of the Company are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this Prospectus and the related Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The Company is subject to the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner, of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

         Pursuant to the Purchase Agreement, so long as the Selling Shareholders own or have the right to acquire an aggregate of 20% or more of the then outstanding shares of Common Stock, the Company shall not, without the prior written consent of the Funds and MJK, (i) effect any reclassification, capital reorganization or other change of outstanding shares of capital stock of the Company, (ii) merge, consolidate or enter into any business combination of the Company with or into another entity (other than a merger of a wholly owned subsidiary, in which merger the Company shall be the surviving entity),

(iii) sell, lease or otherwise dispose of all or substantially all of its assets or (iv) liquidate, dissolve or wind-up the Company.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock is Norwest Bank Minnesota, N.A.


                               VALIDITY OF SHARES

         Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements of LifeRate Systems, Inc. as of December 31, 1996, 1995 and 1994, included in this prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

         The following Financial Statements and Independent Auditors' Report thereon are included herein on the pages indicated:


Report of Independent Auditors                                        F-1

Balance Sheets as of December 31, 1996 and 1995                       F-2 - F-3

Statements of Operations for the years ended December 31, 1996,       F-4
1995 and 1994

Statements of Changes in Shareholders' Equity for the years ended     F-5 - F-7
December 31, 1996, 1995 and 1994

Statements of Cash Flows for the years ended December 31, 1996,       F-8
1995 and 1994

Notes to Financial Statements                                         F-9 - F-21

Balance Sheets as of September 30, 1997 and December 31, 1996         F-22

Statements of Operations for the nine months ended September 30,      F-23
1997 and 1996

Statements of Cash Flows for the nine months ended September 30,      F-24
1997 and 1996

Notes to Financial Statements                                         F-25

                         Report of Independent Auditors

Board of Directors
LifeRate Systems, Inc.

We have audited the accompanying balance sheets of LifeRate Systems, Inc. (a development stage company) as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and for the period from July 18, 1990 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LifeRate Systems, Inc. (a development stage company) at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from July 18, 1990 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company's recurring losses and negative cash flow from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1996 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                               /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 13, 1997, except for Note 9,
  as to which the date is April 1, 1997



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                                   DECEMBER 31
                                                              1996             1995
                                                          -----------------------------
ASSETS
Current assets:
   Cash and cash equivalents                              $  2,072,000     $  7,750,500
   Accounts receivable, less allowance of $60,350 in
     1996 and $7,500 in 1995                                   142,400          104,400
   Prepaid expenses and other current assets                   122,700           61,000
                                                          -----------------------------
Total current assets                                         2,337,100        7,915,900

Furniture and fixtures                                         177,400           56,200
Computer equipment                                             837,200          355,800
                                                          -----------------------------
                                                             1,014,600          412,000
Less accumulated depreciation                                  325,900           87,300
                                                          -----------------------------
                                                               688,700          324,700
Software development costs net of amortization of
  $100,800 in 1996                                              50,500          151,300
Other assets                                                      --             11,800
                                                          -----------------------------



Total assets                                              $  3,076,300     $  8,403,700
                                                          =============================



                                                                   DECEMBER 31
                                                              1996             1995
                                                          -----------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                       $    251,700     $    499,400
   Accrued compensation                                         43,900          244,800
   Accrued consulting fees                                      86,100          382,600
   Accrued royalties                                            36,100             --
   Other current liabilities                                    73,900            1,500
   Current portion of notes payable - related parties             --              6,500
   Current portion of notes payable                             10,800            9,900
   Current portion of capitalized lease obligations              1,000           11,500
                                                          -----------------------------
Total current liabilities                                      503,500        1,156,200

Convertible subordinated note                                2,250,000             --
Notes payable                                                    1,800           12,600
Capitalized lease obligation                                      --              1,000
Deferred rent                                                   16,800           28,700
Deferred revenue                                               151,800           60,900
Shareholders' equity
   Preferred stock, no par value:
     Authorized shares - 1,000,000
     Issued and outstanding shares - none in 1996
       and 1995
   Common stock, no par value:
     Authorized shares - 10,000,000
     Issued and outstanding shares - 3,811,639 in 1996
       and 3,474,428 in 1995                                17,260,700       14,384,100
   Deficit accumulated during the development stage        (17,108,300)      (7,234,800)
                                                          -----------------------------
                                                               152,400        7,149,300
Less stock subscriptions receivable                               --              5,000
                                                          -----------------------------
Total shareholders' equity                                     152,400        7,144,300
                                                          -----------------------------
Total liabilities and shareholders' equity                $  3,076,300     $  8,403,700
                                                          =============================

SEE ACCOMPANYING NOTES.



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                        PERIOD FROM
                                                                                       JULY 18, 1990
                                                                                         (DATE OF
                                                                                       INCEPTION) TO
                                                   YEAR ENDED DECEMBER 31               DECEMBER 31,
                                         1996             1995             1994             1996
                                     ---------------------------------------------------------------
Net revenues                         $    615,700     $    263,300     $    119,700     $  1,190,300
Cost of revenues                          180,400           43,000             --            223,400
                                     ---------------------------------------------------------------
Gross profit                              435,300          220,300          119,700          966,900

Operating expenses:
   Sales and marketing                  2,568,800        2,525,800          167,800        5,480,600
   Research and development             5,309,900        2,104,500          215,800        8,011,600
   General and administrative           2,685,700        1,253,000          607,200        4,904,900
                                     ---------------------------------------------------------------
Loss from operations                  (10,129,100)      (5,663,000)        (871,100)     (17,430,200)
Interest income                           261,900           97,000             --            358,900
Interest expense                            6,300           29,300            1,400           37,000
                                     ---------------------------------------------------------------
Net loss                             $ (9,873,500)    $ (5,595,300)    $   (872,500)    $(17,108,300)
                                     ===============================================================

Net loss per share                   $      (2.61)    $      (2.66)    $       (.89)
                                     ==============================================

Weighted average number of common
   shares outstanding                   3,783,931        2,105,811          982,456
                                     ==============================================

SEE ACCOMPANYING NOTES.



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                       Statements of Shareholders' Equity

                                                                                     DEFICIT
                                                                                    ACCUMULATED
                                                           COMMON STOCK ISSUED        DURING        STOCK
                                                         -----------------------    DEVELOPMENT  SUBSCRIPTIONS
                                                           SHARES       AMOUNTS        STAGE      RECEIVABLE       TOTAL
                                                         -----------------------------------------------------------------
Founder's common stock issued during July 1990             444,400     $   1,000     $    --       $    --       $   1,000
   Net loss for the period                                    --            --            (200)         --            (200)
                                                         -----------------------------------------------------------------
Balance December 31, 1990                                  444,400         1,000          (200)         --             800
   Net loss                                                   --            --          (3,400)         --          (3,400)
                                                         -----------------------------------------------------------------
Balance December 31, 1991                                  444,400         1,000        (3,600)         --          (2,600)
   Common stock issued                                     392,254        29,400          --         (14,400)       15,000
   Net loss                                                   --            --        (188,600)         --        (188,600)
                                                         -----------------------------------------------------------------
Balance December 31, 1992                                  836,654        30,400      (192,200)      (14,400)     (176,200)
   Sale of common stock                                     32,000         2,400          --          (1,900)          500
   Private placement of common stock, net of offering
     costs of $30,700                                       99,999       269,400          --         (25,000)      244,400
   Conversion of debt into common stock                     25,000        75,000          --            --          75,000
   Repurchase of common stock                              (17,733)       (1,300)         --            --          (1,300)
   Canceled stock subscriptions                           (140,000)      (10,500)         --          10,500          --
   Payments on stock subscription                             --            --            --           2,600         2,600
   Net loss                                                   --            --        (574,800)         --        (574,800)
                                                         -----------------------------------------------------------------
Balance December 31, 1993 (carried forward)                835,920       365,400      (767,000)      (28,200)     (429,800)



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                 Statements of Shareholders' Equity (continued)

                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                                                 COMMON STOCK ISSUED         DURING         STOCK
                                                              ------------------------    DEVELOPMENT   SUBSCRIPTIONS
                                                                SHARES         AMOUNTS        STAGE       RECEIVABLE        TOTAL
                                                              ---------------------------------------------------------------------
Balance December 31, 1993 (brought forward)                      835,920   $    365,400   $   (767,000)  $  (28,200)  $   (429,800)
   Private placement of common stock, net of offering costs
     of $30,700                                                   71,557        183,900           --           --          183,900
   Payments on stock subscriptions                                  --             --             --         26,000         26,000
   Common stock issued for services                               19,331         58,000           --           --           58,000
   Canceled stock subscriptions                                   (1,600)          (100)          --            100           --
   Common stock issued in connection with bridge financing       155,555        700,000           --           --          700,000
   Conversion of accrued salaries into common stock               66,664        300,000           --           --          300,000
   Conversion of notes payable and other indebtedness to
     related parties into common stock                            26,652        120,000           --           --          120,000
   Sale of common stock                                           79,997        310,000           --       (125,000)       185,000
   Net loss                                                         --             --         (872,500)        --         (872,500)
                                                              --------------------------------------------------------------------
Balance December 31, 1994                                      1,254,076      2,037,200     (1,639,500)    (127,100)       270,600
   Sale of common stock, net of offering costs of $1,393,744   2,209,353     12,297,400           --           --       12,297,400
   Common stock issued for services                               17,665         79,500           --           --           79,500
   Stock subscription canceled as consideration for services
     provided                                                       --             --             --         50,000         50,000
   Stock subscription canceled                                    (6,666)       (30,000)          --         30,000           --
   Payments on stock subscriptions                                  --             --             --         42,100         42,100
   Net loss                                                         --             --       (5,595,300)        --       (5,595,300)
                                                              --------------------------------------------------------------------
Balance December 31, 1995 (carried forward)                    3,474,428     14,384,100     (7,234,800)      (5,000)     7,144,300



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                 Statements of Shareholders' Equity (continued)

                                                                                      DEFICIT
                                                                                    ACCUMULATED
                                                             COMMON STOCK ISSUED       DURING          STOCK
                                                         --------------------------  DEVELOPMENT   SUBSCRIPTIONS
                                                            SHARES       AMOUNTS        STAGE        RECEIVABLE        TOTAL
                                                         ----------------------------------------------------------------------
Balance December 31, 1995 (brought forward)                 3,474,428  $ 14,384,100  $ (7,234,800)  $     (5,000)  $  7,144,300
   Private placement of common stock, net of offering
     costs of $253,846                                        295,546     1,667,200          --             --        1,667,200
   Payments on stock subscriptions                               --            --            --            5,000          5,000
   Stock options exercised                                     41,665       235,400          --             --          235,400
   Value of stock options granted for services rendered          --         974,000          --             --          974,000
   Net loss                                                      --            --      (9,873,500)          --       (9,873,500)
                                                         ======================================================================
Balance December 31, 1996                                   3,811,639  $ 17,260,700  $(17,108,300)  $       --     $    152,400
                                                         ======================================================================

SEE ACCOMPANYING NOTES.



                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                              PERIOD FROM
                                                                                                             JULY 18, 1990
                                                                                                               (DATE OF
                                                                                                             INCEPTION) TO
                             YEAR ENDED DECEMBER 31                                                           DECEMBER 31,
                                                                 1996            1995            1994             1996
                                                          ------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                     $(9,873,500)  $  (5,595,300)   $   (872,500)     $(17,108,300)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation                                                238,600          61,100          18,500           326,500
     Amortization                                                100,800               -               -           100,800
     Value of stock options granted for services rendered        974,000               -               -           974,000
     Convertible subordinated note issued for services
       rendered                                                2,250,000               -               -         2,250,000
     Writedown of software development costs to net
       realizable value                                                -         599,600               -           599,600
     Stock issued for services                                         -         129,500          58,000           187,500
     Changes in operating assets and liabilities:
       Accounts receivable                                       (38,000)        (80,900)        (23,500)         (142,400)
       Advances to agent                                               -         108,000        (108,000)                -
       Prepaids and other current assets                         (61,700)        (61,000)              -          (122,700)
       Other assets                                               11,800          (1,200)        (10,600)                -
       Accounts payable                                         (247,700)        381,400          82,500           276,500
       Accrued compensation                                     (200,900)        (34,700)        225,400           343,900
       Accrued consulting fees                                  (296,500)        333,400           8,900            86,100
       Accrued royalties                                          36,100               -               -            36,100
       Other current liabilities                                  72,400          (1,500)          6,800            84,900
       Deferred revenue                                           90,900         (29,600)         90,500           151,800
       Deferred rent                                             (11,900)         (8,600)         15,200            16,800
                                                          ------------------------------------------------------------------
Net cash used in operating activities                         (6,955,600)     (4,199,800)       (508,800)      (11,938,900)

INVESTING ACTIVITIES
Software development costs                                             -        (750,900)              -          (750,900)
Purchase of furniture and equipment                             (602,600)       (332,400)        (36,300)         (972,400)
                                                          ------------------------------------------------------------------
Net cash used in investing activities                           (602,600)     (1,083,300)        (36,300)       (1,723,300)

FINANCING ACTIVITIES
Payments on notes payable and capital lease obligations          (27,900)        (55,900)        (65,100)         (161,400)
Stock subscriptions received                                       5,000               -               -             5,000
Proceeds from issuance of notes payable                                -          51,800               -           290,200
Proceeds from issuance of common stock                         1,902,600      12,424,500       1,009,800        15,600,400
                                                          ------------------------------------------------------------------
Net cash provided by financing activities                      1,879,700      12,420,400         944,700        15,734,200
                                                          ------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents              (5,678,500)      7,137,300         399,600         2,072,000
Cash and cash equivalents at beginning of period               7,750,500         613,200         213,600                 -
                                                          ------------------------------------------------------------------
Cash and cash equivalents at end of period                   $ 2,072,000    $  7,750,500     $   613,200     $   2,072,000
                                                          ==================================================================

SEE ACCOMPANYING NOTES.




                             LifeRate Systems, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

LifeRate Systems, Inc. (the Company) is a development stage enterprise engaged in marketing a proprietary software operating system to healthcare providers and payors throughout the United States to produce information to measure and quantify the quality and cost of healthcare.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The fair value of the cash equivalents approximates costs, and these securities are available-for-sale.

FURNITURE AND EQUIPMENT

Furniture and equipment, principally computer equipment, is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years.

NET LOSS PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding during the period. Common share equivalents, including warrants and stock options, have not been considered because the impact is antidilutive.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company utilizes the cash basis for income tax filing requirements.

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with the provisions of FASB Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs, including significant product enhancements, begins upon the establishment of technological feasibility for the product and concludes when the product is available for release to customers. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. During 1995, the Company recorded write-downs to the net realizable value of software development costs totaling $599,600 due to pending product upgrades.

REVENUE RECOGNITION

The Company records revenue on a percentage of completion basis relating to its services for configuring and assisting in defining the requirements of the customer's particular system. The Company also recognizes revenue from recurring monthly transaction fees that vary from customer to customer based upon the number of providers and patients who are the subjects of the collected and reported data.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 (APB) 25) and related interpretations in accounting for its plans. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

2. CONTINUED EXISTENCE

The Company has incurred losses since inception and has an accumulated deficit of $17,108,300 at December 31, 1996. The Company's ability to continue as a going concern and the realization of its assets and orderly satisfaction of its liabilities are dependent on obtaining additional funds from outside sources and generating sufficient working capital from operations. The Company is currently exploring financing alternatives and anticipates completing a financing transaction in 1997. The Company believes that the successful completion of a financing transaction will satisfy its cash requirements at least through the end of 1997. However, there can be no assurance that the Company will be successful in completing a financing transaction.

3. DEBT

NOTES PAYABLE - RELATED PARTY

The Company entered into a settlement agreement with a former employee and director to remit unpaid compensation amounting to $6,500, which was paid in full during 1996.

NOTES PAYABLE - OTHER

In 1995, the Company entered into a note with a bank that bears interest at the bank's reference rate plus 1%. The balance on this note was $12,600 and $22,500 at December 31, 1996 and 1995, respectively. The note requires monthly payments of $970, including interest. The note is secured by the Company's assets. Future minimum payments on this note are as follows:

   1997                                                        $10,800
   1998                                                          1,800
                                                            ==============
                                                               $12,600
                                                            ==============

The carrying value of the notes payable in the balance sheet approximates fair value.

4. COMMON STOCK

In December 1994, the Company raised $700,000 through the sale of 155,555 shares of common stock. Each investor that participated in this stock issue was issued a warrant to purchase one share of common stock at a price of $4.50 per share for each share purchased. The warrants expire in December 1999.

In December 1994, three of the Company's employees converted $300,000 of accrued salaries, net of accrued payroll taxes of $175,000, into 66,664 shares of common stock at a conversion price of $4.50 per share. In addition, two of the employees converted amounts owed to them by the Company plus accrued interest totaling $120,000 into 26,652 shares of common stock.

On December 9, 1994, the Company's Board of Directors approved a 1-for-7.5 reverse stock split, which was approved by the Company's shareholders on December 29, 1994. Accordingly, all per share, weighted average share, and stock option information has been restated to reflect the split.

In March 1995, the Company sold 1,046,500 shares of common stock in an initial public offering. The offering resulted in net proceeds to the Company of $4,294,700. In connection with the public offering the Company granted the underwriter warrants to purchase 91,000 shares of common stock at $6.00 per share. The warrants may be exercised over a four year period beginning March 16, 1996.

In December 1995, the Company sold 600,000 shares of common stock to Medtronic, Inc., resulting in net proceeds to the Company of $4,782,400. In connection with the sale of common stock, the Company entered into a license and development agreement with Medtronic (see Note 10).

Also in December 1995, the Company sold 562,853 shares of common stock in a private placement. The sale resulted in net proceeds to the Company of $3,220,300.

In January 1996, the Company sold an additional 295,546 shares of common stock resulting in net proceeds to the Company of $1,667,200. In connection with the sale, the Company has agreed to grant the underwriter warrants to purchase shares equal to 10% of the total shares sold in the private placement. The warrants are exercisable at a price of $6.50 and remain outstanding for a period of ten years.

5. STOCK OPTIONS

On December 3, 1993, the Company adopted the LifeRate Systems, Inc. 1993 Stock Option Plan (the "Plan"). The Company has reserved 750,000 shares for issuance to employees and consultants as either incentive based options or non-qualified options. Under the Plan, incentive stock options may be granted at prices not less than the fair market value of the Company's common stock at the grant date. The grant price of non-qualified options is determined by the Board Committee administering the Plan, but the grant price must be at least 85% of the fair market value of the common stock as of the grant date. Options are exercisable based on terms set by the Board Committee administering the Plan, and the option term may not exceed ten years from the date of grant.

Option activity is summarized as follows:

                                                               WEIGHTED AVERAGE
                                                OPTIONS       EXERCISE PRICE PER
                                              OUTSTANDING            SHARE
                                            ------------------------------------

   Balance December 31, 1993                     44,443              $3.00
     Granted                                     39,999               3.75
                                            --------------
   Balance December 31, 1994                     84,442               3.36
     Granted                                    271,665               5.77
     Canceled                                   (80,000)              5.875
                                            --------------
   Balance December 31, 1995                    276,107               5.00
     Granted                                    354,333               8.02
     Exercised                                  (41,665)              5.66
     Canceled                                    73,333               7.35
                                            ==============
   Balance December 31, 1996                    515,442               6.69
                                            ==============

The following table summarizes information about stock options outstanding at December 31, 1996:

                                         OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                           ------------------------------------------------ ---------------------------------
                                              WEIGHTED
                                NUMBER         AVERAGE                           NUMBER
                            OUTSTANDING AT    REMAINING       WEIGHTED       EXERCISABLE AT     WEIGHTED
        RANGE OF             DECEMBER 31,    CONTRACTUAL      AVERAGE         DECEMBER 31,      AVERAGE
     EXERCISE PRICES             1996           LIFE       EXERCISE PRICE         1996       EXERCISE PRICE
-------------------------- ------------------------------------------------ ---------------------------------
   $3.00  to $4.50             114,442         7 Years         $ 3.66           104,439           $3.58
   $5.1875 to $8.625           251,667         8 Years           6.38           203,004            6.36
   $9.375 to $10.625           149,333         9 Years          11.42            90,889            9.46
                            =============                                    =============
                               515,442                           6.69           398,332            6.34
                            =============                                    =============

The weighted-average fair value of options granted during the years ended December 31, 1996 and 1995 was $4.69 and $3.27, respectively.

Exercise prices for options outstanding as of December 31, 1996 ranged from $3.00 to $10.625. The number of options exercisable as of December 31, 1996, 1995 and 1994 was 398,332, 176,111 and 31,108, respectively, at weighted average exercise prices of $6.34, $3.93 and $3.00 per share, respectively.

Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for both 1996 and 1996: risk-free interest rate of 6%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .642; and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                              1996              1995
                                        ----------------------------------

   Pro forma net loss                      $(7,930,700)     $(5,931,700)
   Pro forma loss per share                $  (2.10)        $  (2.82)

Note: The pro forma effect on the net loss for 1996 and 1995 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

6. INCOME TAXES

The tax effects of significant components of the Company's deferred tax assets and liabilities are as follows:

                                                    1996              1995
                                              --------------------------------
   Deferred tax assets:
     Net operating loss carryforwards            $6,704,000       $2,579,900
     Deferred rent                                    6,700           11,500
     Deferred revenue                                60,700           24,400
     Accrued salaries                                17,200           91,600
     Accrued consulting fees                         34,400          153,000

   Deferred tax liabilities:
     Depreciation                                    56,300            8,000
                                              --------------------------------
     Net deferred tax assets                      6,766,700        2,852,400
     Valuation allowance                          6,766,700        2,852,400
                                              ================================
                                                 $        -       $        -
                                              ================================

At December 31, 1996, the Company had net operating loss carryforwards of approximately $16,760,000 that expire at various times through the year 2011. The Company's ability to utilize these carryforwards to offset future taxable income is subject to certain restrictions under Section 382 of the Internal Revenue Code in the event of certain changes in the equity ownership of the Company. The Company experienced ownership changes in 1993 and 1995. However, the Company does not believe that such changes will significantly limit its ability to use the existing net operating loss carryforwards.

7. COMMITMENTS

LEASES

The Company leases its office facilities under an operating lease that expires September 30, 2001. Operating expenses including maintenance, utilities, real estate taxes and insurance are paid by the Company. Total rent expense under the operating lease was $107,104 and $72,300 for the years ended December 31, 1996 and 1995, respectively. Subsequent to December 31, 1996, the Company leased office equipment under operating leases that expire December 31, 1999.
Future minimum rental payments required under the leases are as follows:

   Year ending December 31:
     1997                                                    $   243,131
     1998                                                        237,644
     1999                                                        277,191
     2000                                                        217,307
     2001                                                        139,329
                                                           ===============
                                                              $1,114,602
                                                           ===============

8. MARKETING AGREEMENTS

In November 1994, the Company entered into a marketing arrangement with Clinical Sales and Services, Inc. (CSSI), pursuant to which CSSI agreed to assist the Company in coordinating and conducting marketing of the Company's system to healthcare providers and payors. The agreement had an initial term of three years and was renewable on an annual basis thereafter. Under this agreement, the Company issued CSSI 10,666 shares of common stock for services rendered during 1994. Beginning November 1, 1994, the Company agreed to pay a 20% commission on sales to healthcare payors, with a 15% commission on revenues from maintenance and support relating to such sales. The Company paid CSSI a monthly draw of $30,000 to be credited against future commissions. At December 31, 1994, total payments of $108,000 had been made to CSSI under this arrangement.

Under this agreement, the Company also granted CSSI options to purchase 33,332 shares of common stock at an exercise price of $3.00 per share. The options were granted outside of the Company's 1993 Stock Option Plan. CSSI exercised 6,666 options in July 1994 and the remaining 26,666 options in December 1994.
The proceeds from the December 1994 option exercise were received on January 27, 1995.

In September 1995, the Company entered into a new sales and marketing agreement with CSSI. The agreement called for monthly business development fees of $30,000 to be offset by commissions earned by CSSI on product sales. The amount of business development fees paid per month is subject to adjustment by the parties. In addition, the Company granted certain individuals affiliated with CSSI options to purchase 100,000 shares of the Company's common stock. The options are exercisable at a price of $5.875 and remain outstanding for ten years from the date of grant.

In December 1995, the Company's Board of Directors approved the direct employment of CSSI personnel by the Company and the termination of the September 1995 sales and marketing agreement. In connection with this resolution, the Company granted options for the purchase of 299,000 shares of the Company's common stock to certain CSSI individuals. These options were granted at exercise prices ranging from $7.13 to $9.00 per share. During 1996, these options were subsequently canceled.

Expenses incurred in 1996 and 1995 by the Company related to CSSI business development fees and other costs amounted to $-0- and $1,650,000, respectively.

9. LICENSE, ROYALTY AND DEVELOPMENT AGREEMENTS

In 1995, the Company entered into an agreement with a physician group, of which a doctor in the group is a member of the Company's Board of Directors. The agreement called for the physician group to assist in the development and implementation of practice guidelines and clinical outcomes associated with the Company's software products. In 1995 the Company incurred expense of $150,000 related to assistance provided by the physician group and recorded $50,000 of revenue for system design work and implementation. In addition, the agreement called for the Company to issue the physician group shares of common stock if certain product sales levels were attained and pay royalties on sales of the cardiovascular system and sales of the Company's database. In March 1997, this agreement was terminated. The Company issued the physician group a $2,250,000 convertible subordinated note for services previously rendered by the physician group. The note matures on April 1, 2002 and bears interest at 10% per year. Of the interest incurred, 50% will be payable each year, with the remainder due upon maturity of the note. The physician group may convert up to $2,000,000 of the convertible subordinated note into common stock at a conversion rate of $3.60 per share, subject to certain antidilution provisions.

In July 1995, the Company entered into a license agreement with an advisor to the Company. The agreement called for the Company to grant to the advisor a license to utilize software developed by the advisor at one healthcare facility. In addition, the Company has agreed to pay to the advisor a royalty of 7.5% through December 31, 1998, and 5% thereafter on certain products sales. In 1996, the Company incurred royalty expense of $46,200, under the agreement. No royalties were incurred under the agreement in 1995. In connection with the agreement, the Company granted the advisor options to purchase 26,000 shares of the Company's common stock at an exercise price of $4.50 per share. In March 1997, this agreement was modified. Under the terms of the modified agreement, after March 31, 1997, no royalties will be due until the sooner of the Company reaching $20,000,000 of cumulative revenue or January 1, 1999, at which time the Company will pay royalties of 3% of gross sales to the physician. The Company will pay the physician royalties of 3.6% on all gross revenues once the Company has reached $100,000,000 of gross revenues. In addition, the Company has agreed to make certain milestone payments aggregating $450,000 based upon the Company reaching certain revenue goals and has agreed to pay the physician $100,000 per year for the next five years under a consulting agreement. Also, the Company granted the physician an option to purchase 550,000 shares of common stock at $2.625 per share for assistance with the development of the Company's system. The fair value of these options at the date of grant was $924,000.

10. MEDTRONIC AGREEMENT

In December 1995, the Company entered into a license and development agreement with Medtronic, Inc. Under the agreement, the Company granted Medtronic a 30-year world-wide, royalty free license relating to the sale and use of the Company's systems sold by Medtronic under the agreement. The Company has agreed to pay a commission to Medtronic relating to any assessment, installation, training, data conversion and monthly service fees. In addition, the Company has agreed to install its system in certain clinical sites specified by Medtronic on a preferred pricing basis, to install its system at one site specified by Medtronic at no cost and to engage with Medtronic in joint development of products and services.

11. SUPPLEMENTAL CASH FLOW INFORMATION

The Company entered into the following non-cash transactions:

                                                                     DECEMBER 31
                                                         1996           1995            1994
                                                     ---------------------------------------------
   Stock subscription receivable canceled as
     consideration for services provided              $       -      $  50,000        $       -
   Conversion of accounts and notes payable into
     common stock                                             -              -          300,000
   Note payable issued for contribution of
     furniture and equipment                                  -              -          120,000


12. SUBSEQUENT EVENTS

In January 1997, the Company issued a standby letter of credit in the amount of $50,000, expiring December 31, 2001, which is being maintained to support the installation of software. The agreement provides for a reduction of the letter of credit by $10,000 each at October 1, 1997, October 1, 1998, October 1, 1999 and October 1, 2000. Partial draws are not permitted.

13. MAJOR CUSTOMERS

In 1996, the Company had two customers that accounted for 55.8% and 11.1% of revenue, respectively. In 1995, one customer accounted for 19.0% of revenue.

14. SUBSEQUENT EVENTS (UNAUDITED)

In November 1997, the Company sold 4,290,000 shares of common stock resulting in net proceeds of $1,996,500. In addition, the Company converted approximately $588,000 of convertible notes payable into 365,550 shares of common stock. The Company also amended its remaining convertible debt obligations which provide that no interest would accrue under the terms of the notes and that any accrued interest would be forfeited.

                             LIFERATE SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            CONDENSED BALANCE SHEETS

                                                                         SEPTEMBER 30,     December 31,
ASSETS                                                                       1997              1996
                                                                          (UNAUDITED)         (NOTE)
                                                                         ------------      ------------
Current assets:
     Cash and cash equivalents                                           $     81,200      $  2,072,000
     Accounts receivable, less allowance of $22,900 at September 30,
     1997 and $60,400 at December 31, 1996                                    193,700           142,400
     Prepaid expenses and other current assets                                151,700           122,700
                                                                         ------------      ------------
Total current assets                                                          426,600         2,337,100

Furniture and fixtures                                                        206,100           177,400
Computer equipment                                                            840,600           837,200
                                                                         ------------      ------------
                                                                            1,046,700         1,014,600
Less accumulated depreciation                                                 547,000           325,900
                                                                         ------------      ------------
                                                                              499,700           688,700
Software development costs, net of amortization of $151,300 at
September 30, 1997 and $100,800 at December 31, 1996                             --              50,500
                                                                         ------------      ------------
Total Assets                                                             $    926,300      $  3,076,300
                                                                         ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued liabilities                            $    485,200      $    417,800
     Accrued interest                                                          56,200              --
     Other current liabilities                                                 15,600            73,900
     Current portion of convertible notes payable-related parties           1,104,000              --
     Current portion of notes payable                                         504,500            10,800
     Current portion of capitalized lease obligations                           8,700             1,000
                                                                         ------------      ------------
Total current liabilities                                                   2,174,200           503,500

Convertible subordinated note                                               2,250,000         2,250,000
Accrued interest                                                              104,600              --
Notes payable                                                                    --               1,800
Capitalized lease obligation                                                    5,000              --
Deferred rent                                                                   7,900            16,800
Deferred revenue                                                              248,500           151,800
Shareholders' equity (deficit):
     Preferred stock, no par value: Authorized shares - 1,000,000
     Issued and outstanding shares-none in 1997 and 1996
     Common stock, no par value: Authorized shares - 20,000,000
     Issued and outstanding shares - 3,824,755 at September 30, 1997
     and 3,811,639 at December 31, 1996                                    17,299,900        17,260,700
     Deficit accumulated during the development stage                     (21,163,800)      (17,108,300)
                                                                         ------------      ------------
Total shareholders' equity (deficit)                                       (3,863,900)          152,400
                                                                         ------------      ------------
Total liabilities and shareholders' equity (deficit)                     $    926,300      $  3,076,300
                                                                         ============      ============

Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date.

                             LIFERATE SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                             July 18, 1990
                                                Three Months                   Nine Months                      (Date of
                                             Ended September 30            Ended September 30                 Inception) to
                                      ------------------------------      -----------------------------
                                          1997              1996              1997              1996        September 30 1997
                                      ------------      ------------      ------------      ------------      ------------
Net revenues                          $    122,500      $     49,200      $    366,100      $    308,500      $  1,556,400
Cost of revenues                           134,600           220,000           508,400           711,200         1,562,000
                                      ------------      ------------      ------------      ------------      ------------
Gross profit                               (12,100)         (170,800)         (142,300)         (402,700)           (5,600)

Operating expenses:
     Sales and marketing                   281,600           443,500         1,020,600         1,268,800         5,671,000
     Research and development              244,500           564,900         1,038,000         1,617,200         9,049,600
     General and administrative            432,700           700,200         1,695,300         1,911,100         6,600,200
                                      ------------      ------------      ------------      ------------      ------------
Loss from operations                      (970,900)       (1,879,400)       (3,896,200)       (5,199,800)      (21,326,400)
Interest income                              4,100            60,200            26,000           228,300           384,900
Interest expense                           113,600             2,300           185,300             5,000           222,300
                                      ------------      ------------      ------------      ------------      ------------
Net loss                              $ (1,080,400)     $ (1,821,500)     $ (4,055,500)     $ (4,976,500)     $(21,163,800)

Net loss per share                    $      (0.28)     $      (0.48)     $      (1.06)     $      (1.27)
                                      ============      ============      ============      ============


Weighted average number of common
shares outstanding                       3,824,755         3,811,639         3,821,390         3,931,561
                                       ============      ============      ============      ============

See accompanying notes

                             LIFERATE SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                                  JULY 18, 1990
                                                                                                                    (DATE OF
                                                                                     NINE MONTHS ENDED            INCEPTION) TO
                                                                                        SEPTEMBER 30              SEPTEMBER 30
                                                                                ------------------------------

                                                                                    1997              1996              1997
                                                                                ------------      ------------      ------------
OPERATING ACTIVITIES
Net loss                                                                        $ (4,055,500)     $ (4,976,500)     $(21,163,800)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                   292,900           125,700           720,200
     Writedown of software development costs to net realizable value                    --                --             599,600
     Stock issued for services                                                          --                --             187,500
     Value of stock options granted for services rendered                              8,300              --             982,300
     Convertible subordinated note issued for services rendered                         --                --           2,250,000
     Changes in operating assets and liabilities:
       Accounts receivable                                                           (51,300)          (72,600)         (193,700)
       Prepaid and other current assets                                               16,300           (53,100)         (106,400)
       Other assets                                                                     --              11,800              --
       Accounts payable and other accrued  liabilities                                 9,100          (288,500)          836,600
       Accrued interest                                                              160,800              --             160,800
       Deferred revenue                                                               96,700           258,100           248,500
       Deferred rent                                                                  (8,900)           (8,900)            7,900
                                                                                ------------      ------------      ------------
Net cash used in operating activities                                             (3,531,600)       (5,004,000)      (15,470,500)

INVESTING ACTIVITIES
Software development costs                                                              --                --            (750,900)
Purchase of furniture and equipment                                                  (32,100)         (523,900)       (1,004,500)
                                                                                ------------      ------------      ------------
Net cash used in investing activities                                                (32,100)         (523,900)       (1,755,400)


FINANCING ACTIVITIES
Payments on notes payable and capital lease obligations                              (12,900)          (22,200)         (174,300)
Stock subscription received                                                             --               5,000             5,000
Proceeds from issuance of notes payable and capital lease obligations              1,554,900              --           1,845,100
Proceeds from issuance of common stock                                                30,900         1,908,900        15,631,300
                                                                                ------------      ------------      ------------
Net cash provided by financing activities                                          1,572,900         1,891,700        17,307,100
                                                                                ------------      ------------      ------------

Increase (Decrease) in cash and cash equivalents                                  (1,990,800)       (3,636,200)           81,200
Cash and cash equivalents at beginning of period                                   2,072,000         7,750,500              --
                                                                                ------------      ------------      ------------
Cash and cash equivalents at end of period                                      $     81,200      $  4,114,300      $     81,200
                                                                                ============      ============      ============

See accompanying notes

                             LIFERATE SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997


1.       Organization and Description of Business

         LifeRate Systems, Inc. is a development stage enterprise engaged in marketing proprietary clinical software systems to health care providers to produce information to measure and quantify the quality and cost of health care.

2.       Basis of Presentation

         The financial information presented as of September 30, 1997 and 1996 has been prepared from the books and records without audit. Financial information as of December 31, 1996 is based on audited financial statements of LifeRate Systems, Inc. but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial information for the periods indicated have been included. For further information regarding the Company's accounting policies, refer to the financial statements and attached notes included in the Company's Form 10-KSB for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission.

3.       Net Loss Per Share

         Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive. In February 1997, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 128, "EARNINGS PER SHARE." This Statement replaces the presentation of primary earnings per share (EPS) with basic EPS and also requires dual representation of basic and diluted EPS for entities with complex capital structures. This Statement is effective for the fiscal year ended December 31, 1997. For the three and nine month periods ended September 30, 1997, there is no difference between basic earnings per share under Statement No. 128 and primary net loss per share as reported.

4.       Reclassified

         Prior year amounts have been reclassified to match the current year presentation.

5.       Subsequent Events

         In November 1997, the Company sold 4,290,000 shares of common stock resulting in net proceeds of $1,996,500. In addition, the Company converted approximately $588,000 of convertible notes payable into 365,550 shares of common stock. The Company also amended its remaining convertible debt obligations which provide that no interest would accrue under the terms of the notes and that any accrued interest would be forfeited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Company's Amended and Restated Articles of Incorporation provides that the Company's Board of Directors with the power and authority to limit the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Amended and Restated Articles of Incorporation or action by the Company's Board of Directors.

         The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of such indemnification rights. The Company's Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota Business Corporation Act.

         The Company maintains a directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

         Pursuant to the Purchase Agreement, the directors and officers of the Company are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this Registration Statement and the related Prospectus.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses incurred by the Company in connection with the issuance and distribution of the Shares being registered. All such expenses are estimated except for the SEC registration fee.

         SEC registration fee.......................................  $ 1,425.86

         Printing expenses..........................................    2,500.00

         Fees and expenses of counsel for the Company...............   20,000.00

         Fees and expenses of accountants for Company...............    4,000.00

         Blue sky fees and expenses.................................    1,000.00

         Miscellaneous..............................................    5,000.00
                                                                      ----------

                  *Total............................................  $33,925.86
                                                                      ==========

---------------------

*        None of the expenses listed above will be borne by the Selling
         Shareholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Since December 1, 1994, the Company has issued the following securities without registration under the Securities Act:

1. In December, 1994, the Company sold an aggregate of 155,555 shares of Common Stock at a price of $4.50 per share for a total purchase price of $700,000. In addition, each investor was issued a warrant to purchase one share of Common Stock at a price of $4.50 per share for each share purchased.

2. In December, 1994, the Company sold 19,999 shares of Common Stock to a physician investor at a price of $4.50 per share for an aggregate price of $90,000, $10,000 of which was paid in cash and $80,000 of which was paid with a promissory note.

3. In December, 1994, the Company issued 26,666 shares of Common Stock to a consultant upon the exercise of a stock option at a price of $3.00 per share for an aggregate price of $79,998.

4. In December, 1994, Merry M. Olson, Donald B. Olson and David W. Haskin converted accrued salary aggregating $300,000 into a total of 66,664 shares of Common Stock of the Company at a conversion price of $4.50 per share. In addition, Donald and Merry Olson converted indebtedness from the Company in the amount of $119,937 into 26,652 shares of Common Stock at a conversion price of $4.50 per share.

5. In December, 1995, the Company issued to Medtronic, Inc. 600,000 shares of Common Stock at a price of $8.00 per share for a total purchase price of $4,800,000.

6. In December, 1995, the Company issued an aggregate of 562,853 shares of Common Stock to accredited investors at a price of $6.50 per share for a total purchase price of approximately $3,658,545. In connection therewith, the Company issued to a selling agent a warrant to purchase 56,286 shares of Common Stock.

7. In January, 1996, the Company issued an aggregate of 295,546 shares of Common Stock to accredited investors at a price of $6.50 per share for a total purchase price of $1,921,049. In connection therewith, the Company issued to a selling agent a warrant to purchase 29,555 shares of Common Stock.

8. In March, 1997, the Company issued a convertible subordinated promissory note to The Atlanta Cardiology Group, P.C. in the principal amount of $2,250,000, maturing on April 1, 2002. As originally issued, the note accrued interest at the rate of 10% per year and interest was payable at the rate of 5% per year, with the remainder payable at the maturity date. Up to $2,000,000 of the principal amount of the note is convertible by ACG into Common Stock at the rate of $3.32 per share, subject to adjustment in certain cases to protect ACG from certain dilutive events. This note was issued in exchange for the cancellation of a royalty agreement with ACG. In connection with the November, 1997 equity financing, this note was amended to be non-interest bearing.

9. In May, 1997, the Company issued to Medtronic, Inc. a convertible promissory note in the principal amount of $1,000,000 and a warrant to purchase 100,000 shares of Common Stock at an exercise price of the lower of $2.00 per share or the average price per share of Common Stock paid by all purchasers of Common Stock in the Company's next equity financing. In connection with the November, 1997 equity financing, the warrant was amended to reflect an exercise price of $.50 per share. As originally issued, the note was convertible, at the option of Medtronic, Inc., into Common Stock at a conversion price of $2.00 per share and bore interest at the prime rate. In connection with the November, 1997 equity financing, the note was amended to reflect a conversion rate of $1.50 per share and to be non-interest bearing.

10. In July, 1997, the Company issued to accredited investors warrants to purchase an aggregate of 50,000 shares of Common Stock exercisable at a price of $2.00 per share and convertible promissory notes in an aggregate principal amount of $500,000. In connection therewith, the Company issued to a selling agent a warrant to purchase 25,000 shares of Common Stock. In November, 1997, these notes were converted into an aggregate of 250,000 shares of Common Stock a conversion rate of $2.00 per share.

11. In October, 1997, the Company issued a convertible promissory notes to each of the Company's then non-employee directors in the principal amount of $5,775 and in the aggregate of $46,200. The Company repaid a total of $40,425, without interest, to seven of these non-employee directors from the proceeds of the November, 1997 equity financing, and the balance of $5,775 owed to one director was converted into 11,550 shares of Common Stock at a price of $.50 per share.

12. In November, 1997, the Company issued an aggregate of 4,394,000 shares of Common Stock to accredited investors. An aggregate of 2,500,000 shares were sold at a price of $.50 per share, an aggregate of 1,790,000 shares were sold for $.56 per share, and an aggregate of 104,000 shares were issued upon cancellation of promissory notes at $.50 per share. In addition, each investor was issued a warrant to purchase one share of Common Stock at a price of $1.50 per share for each share purchased.

         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on either Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Regulation D of the Securities Act. In all such transactions, certain inquiries were made by the Company to establish that such sales qualified for such exemption from the registration requirements. In particular, the Company confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from officers and directors of the Company or other persons closely associated with the Company,
(ii) each investor made representations that he or she was sophisticated in relation to this investment (and the Company has no reason to believe that such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.


ITEM 27. EXHIBITS.

EXHIBIT
NO.                                 DESCRIPTION
---                                 -----------

3.1      Amended and Restated Articles of Incorporation.

3.2      Amended and Restated Bylaws, as amended.

4.1      Form of the Company's Common Stock Certificate.

4.2      Amended and Restated Articles of Incorporation (filed as Exhibit 3.1).

4.3      Amended and Restated Bylaws, as amended (filed as Exhibit 3.2).

4.4 Form of Warrant dated December, 1994 to purchase shares of Common Stock issued to investors in connection with the Company's December, 1994 Private Placement.

4.5 Form of Warrant dated March, 1995 to purchase 91,000 shares of Common Stock issued to Principals of Miller Johnson & Kuehn in connection with the Company's Initial Public Offering.

4.6 Form of Warrant dated December, 1995 to purchase 56,286 shares of Common Stock issued to Principals of Miller Johnson & Kuehn in connection with the Company's December, 1995 Private Placement.

4.7 Form of Warrant dated January, 1996 to purchase 29,555 shares of Common Stock issued to Principals of Miller Johnson & Kuehn in connection with the Company's January, 1996 Private Placement.

4.8 Warrant dated May 12, 1997 to purchase 100,000 shares of Common Stock issued to Medtronic, Inc.

4.9 Form of Warrant to purchase shares of Common Stock of the Company issued to investors in connection with the July, 1997 Bridge Financing.

EXHIBIT
NO.                                 DESCRIPTION
---                                 -----------

4.10 Form of Warrant dated July 21, 1997 to purchase 29,555 shares of Common Stock to Principals of Miller Johnson & Kuehn in connection with the Company's July, 1997 Bridge Financing.

4.11 Form of Warrant to Purchase Common Stock of the Company issued in connection with the November, 1997 Equity Financing.

5.1      Opinion and Consent of Oppenheimer Wolff & Donnelly.

10.1     1993 Stock Option Plan, as amended.

10.2     Form Incentive Stock Option Agreement for Employees.

10.3     Form Non-Statutory Stock Option Agreement for Non-Employees.

10.4     Employee Stock Purchase Plan, as amended.

10.5     Form of Employment Agreement.

10.6     Lease Agreement with Alpha Associates, Inc. dated April 30, 1993.

10.7     Agreement with Clinical Sales and Service, Inc., dated July 1, 1994.

10.8 Letter Agreement with The Atlanta Cardiology Group, dated September 28, 1994 (confidential portions have been omitted and filed with the Secretary of the Commission).

10.9     Agreement with Clinical Sales and Service, Inc., dated November 1,
         1994.

10.10 Amendment to Marketing Agreement with Clinical Sales and Service, Inc., dated December 31, 1994.

10.11    Promissory Note, dated January 24, 1995, from Paul Benson to the
         Company.

10.12 Computer Software Purchase Agreement, dated July 2, 1995, between the Company, Anthony Furnary, M.D. and APF, LLC.

10.13 Sales and Marketing Services Agreement, dated as of September 18, 1995, between the Company and Clinical Sales and Services, Inc.

10.14 Investment Agreement, dated as of December 26, 1995 between the Company and Medtronic, Inc.

10.15 License and Development Agreement, dated as of December 26, 1995 between the Company and Medtronic, Inc.

EXHIBIT
NO.                                 DESCRIPTION
---                                 -----------

10.16 Shareholder Voting Agreement, dated as of December 26, 1995 by and among the Company, Medtronic, Inc., Donna J. Edmonds, Jeffrey B. Comer, David W. Haskin and Paul D. Benson.

10.17 Separation Agreement and Release, dated as of February 2, 1996 between the Company and Donald B. Olson.

10.18 Separation Agreement and Release, dated as of February 2, 1996 between the Company and Merry M. Olson.

10.19 Stock Option Agreement, dated April 29, 1996, between the Company and William W. Chorske.

10.20    Agreement, dated June 4, 1996, between the Company and Jeffrey B.
         Comer.

10.21 Non-Statutory Stock Option Agreement, dated June 6, 1995, between the Company and Jeffrey B. Comer.

10.22    Agreement, dated June 5, 1996, between the Company and David W. Haskin.

10.23 Agreement, dated September 1, 1996, between the Company and William Knopf, M.D.

10.24 Non-Statutory Stock Option Agreement dated September 1, 1996, between the Company and William Knopf, M.D.

10.25 Non-Statutory Stock Option Agreement, dated September 1, 1996, between the Company and Donna J. Edmonds.

10.26 Agreement, dated September 25, 1996, between the Company and Donna J. Edmonds.

10.27 Agreement, dated December 18, 1996, between the Company and National Jewish Center (confidential portions have been omitted and filed with the Secretary of the Commission).

10.28 Technical Support Agreement, dated as of December 18, 1996, between the Company and National Jewish Center.

10.29 Non-Statutory Stock Option Agreement, dated March 4, 1997, covering 26,000 shares between the Company and APF, LLC.

10.30 Non-Statutory Stock Option Agreement, dated March 4, 1997, covering 10,333 shares between the Company and APF, LLC.

10.31 Non-Statutory Stock Option Agreement, dated March 24, 1997, covering 550,000 shares between the Company and APF, LLC.

EXHIBIT
NO.                                 DESCRIPTION
---                                 -----------

10.32 Master Agreement, dated March 25, 1997, among the Company, Anthony Furnary, M.D. and APF, LLC.

10.33 Modification Agreement, dated March 25, 1997, among the Company, Anthony Furnary, M.D. and APF, LLC.

10.34 Agreement, dated March 28, 1997 between The Company and Atlanta Cardiology Group, P.C.

10.35 Convertible Subordinated Promissory Note, dated March 28, 1997, issued by the Company to The Atlanta Cardiology Group, P.C.

10.36 Mutual Release, dated March 28, 1997, between the Company and The Atlanta Cardiology Group, P.C.

10.37 Note dated May 12, 1997 in the principal amount of $1,000,000 issued to Medtronic, Inc.

10.38 Employment Agreement, dated August 18, 1997, between the Company and David J. Chinsky.

10.39 Letter Agreement, dated November 10, 1997, among the Company, APF, LLC and Anthony P. Furnary, M.D.

10.40 Letter Agreement, dated November 10, 1997, between the Company and the Atlanta Cardiology Group, P.C.

10.41 Letter Agreement, dated November 10, 1997, between the Company and Medtronic, Inc.

10.42 Amendment to Employment Agreement, dated November 13, 1997, between the Company and David J. Chinsky.

10.43 Non-Statutory Stock Option Agreement, dated November 13, 1997, between the Company and David J. Chinsky.

10.44 Securities Purchase Agreement, dated as of November 14, 1997, among the Company and the Purchasers. Omitted from this Exhibit, as filed, are the exhibits and schedules referenced in such agreement. The Company will furnish supplementally a copy of any such exhibits and schedules to the Commission upon request.

23.1     Consent of Oppenheimer Wolff & Donnelly (included in Exhibit 5.1).

23.2     Consent of Independent Auditors.

EXHIBIT
NO.                                 DESCRIPTION
---                                 -----------

24.1     Power of Attorney (included on page II-5 of this Registration
         Statement).

27.1.    Financial Data Schedule.


ITEM 28. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on December 10, 1997.

                                   LIFERATE SYSTEMS, INC.


                                   By  /s/ David J. Chinsky
                                     -------------------------------------------
                                           David J. Chinsky
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Chinsky, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signatures                   Title                             Date
----------                   -----                             ----

 /s/ David J. Chinsky        President and Chief Executive     December 10, 1997
--------------------------   Officer and Director
     David J. Chinsky        (principal executive, financial
                             and accounting officer)


 /s/ Daniel A. Pelak         Director                          December 11, 1997
--------------------------
     Daniel A. Pelak


 /s/ Kevin L. Roberg         Director                          December 11, 1997
--------------------------
     Kevin L. Roberg

                             LIFERATE SYSTEMS, INC.
                       REGISTRATION STATEMENT ON FORM SB-2
                                  EXHIBIT INDEX


EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------
3.1          Amended and Restated Articles of Incorporation...........     Incorporated by reference to Exhibit
                                                                           3.1 to the Company's Registration
                                                                           Statement on Form SB-2  (File No.
                                                                           33-89016C).

3.2          Amended and Restated Bylaws, as amended..................     Incorporated by reference to Exhibit
                                                                           3.2 of the Company's Annual Report on
                                                                           Form 10-KSB for the year ended
                                                                           December 31, 1995 (File No. 0-25530).

4.1          Form of the Company's Common Stock Certificate...........     Incorporated by reference to Exhibit
                                                                           4.1 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

4.2          Amended and Restated Articles of Incorporation...........     See Exhibit 3.1.

4.3          Amended and Restated Bylaws, as amended..................     See Exhibit 3.2.

4.4          Form of Warrant dated December, 1994 to purchase shares       Incorporated by reference to Exhibit
             of Common Stock issued to investors in connection with        10.17 of the Company's Registration
             the Company's December, 1994 Private Placement...........     Statement on Form SB-2 (File No.
                                                                           33-89016C).

4.5          Form of Warrant dated March, 1995 to purchase 91,000
             shares of Common Stock issued to Principals of Miller
             Johnson & Kuehn in connection with the Company's Initial
             Public Offering..........................................     Filed herewith.

4.6          Form of Warrant dated December, 1995 to purchase 56,286
             shares of Common Stock issued to Principals of Miller
             Johnson & Kuehn in connection with the Company's
             December, 1995 Private Placement.........................     Filed herewith.



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

4.7           Form of Warrant dated January, 1996 to purchase 29,555
              shares of Common Stock issued to Principals of Miller
              Johnson & Kuehn in connection with the Company's
              January, 1996 Private Placement.........................     Filed herewith.

4.8          Warrant dated May 12, 1997 to purchase 100,000 shares of      Incorporated by reference to Exhibit
             Common Stock issued to Medtronic, Inc....................     10.2 of the Company's Quarterly
                                                                           Report on Form 10-QSB for the quarter
                                                                           ended June 30, 1997 (File No.
                                                                           0-25530).

4.9 Form of Warrant to purchase shares of Common Stock of the Company issued to investors in connection with the

             July, 1997 Bridge Financing..............................     Filed herewith.

4.10         Form of Warrant dated July 21, 1997 to purchase 29,555
             shares of Common Stock to Principals of Miller Johnson &
             Kuehn in connection with the Company's July, 1997 Bridge
             Financing................................................     Filed herewith.

4.11         Form of Warrant to Purchase Common Stock of the Company       Incorporated by reference to Exhibit
             issued in connection with the November, 1997 Equity           10.2 of the Company's Current Report
             Financing................................................     on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

5.1          Opinion and Consent of Oppenheimer Wolff & Donnelly......     Filed herewith.

10.1         1993 Stock Option Plan, as amended.......................     Incorporated by reference to Exhibit
                                                                           99.1 to the Company's Registration
                                                                           Statement on Form S-8 (File No.
                                                                           333-02850).

10.2         Form Incentive Stock Option Agreement for Employees......     Incorporated by reference to Exhibit
                                                                           10.14 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.3          Form Non-Statutory Stock Option Agreement for                Incorporated by reference to Exhibit
              Non-Employees...........................................     10.15 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.4         Employee Stock Purchase Plan, as amended.................     Incorporated by reference to Exhibit
                                                                           10.27 to the Company's


EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

                                                                           Annual Report on Form 10-KSB/A
                                                                           (Amendment No. 1) (File No.
                                                                           0-25530).

10.5         Form of Employment Agreement.............................     Incorporated by reference to Exhibit
                                                                           10.1 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.6         Lease Agreement with Alpha Associates, Inc. dated April 30,   Incorporated by reference to Exhibit
             1993.....................................................     10.20 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.7         Agreement with Clinical Sales and Service, Inc., dated July   Incorporated by reference to Exhibit
             1, 1994..................................................     10.3 to the Company's Registration
                                                                           Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.8         Letter Agreement with The Atlanta Cardiology Group, dated     Incorporated by reference to Exhibit
             September 28, 1994 (confidential portions have been omitted   10.2 to the Company's Registration
             and filed with the Secretary of the Commission)..........     Statement on Form SB-2 (File No.
                                                                           33-89016C).

10.9         Agreement with Clinical Sales and Service, Inc., dated        Incorporated by reference to Exhibit
             November 1, 1994.........................................     10.4 to the Company's Registration
                                                                           Statement on Form SB-2  (File No.
                                                                           33-89016C).

10.10        Amendment to Marketing Agreement with Clinical Sales and      Incorporated by reference to Exhibit
             Service, Inc., dated December 31, 1994...................     10.5 to the Company's Registration
                                                                           Statement on Form SB-2  (File No.
                                                                           33-89016C).

10.11        Promissory Note, dated January 24, 1995, from Paul Benson     Incorporated by reference to Exhibit
             to the Company...........................................     10.19 to the Company's Registration
                                                                           Statement on Form SB-2  (File No.
                                                                           33-89016C).

10.12        Computer Software Purchase Agreement, dated July 2, 1995,     Incorporated by reference to Exhibit
             between the Company, Anthony Furnary, M.D. and APF,           10.28 of the Company's Annual Report
             LLC......................................................     on Form 10-KSB for the year ended
                                                                           December 31, 1995 (File No. 0-25530).

10.13        Sales and Marketing Services Agreement, dated as of           Incorporated by reference to Exhibit
             September 18, 1995, between the Company and                   10.29 of the Company's



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

             Clinical Sales and Services, Inc.........................     Annual Report on Form 10-KSB for the
                                                                           year ended December 31, 1995 (File
                                                                           No. 0-25530).

10.14        Investment Agreement, dated as of December 26, 1995 between   Incorporated by reference to Exhibit
             the Company and Medtronic, Inc...........................     10.2 of the Company's Current Report
                                                                           on Form 8-K dated December 22, 1995
                                                                           (File No. 0-25530).

10.15        License and Development Agreement, dated as of December 26,   Incorporated by reference to Exhibit
             1995 between the Company and Medtronic, Inc..............     10.3 of the Company's Current Report
                                                                           on Form 8-K dated December 22, 1995
                                                                           (File No. 0-25530).

10.16        Shareholder Voting Agreement, dated as of December 26, 1995   Incorporated by reference to Exhibit
             by and among the Company, Medtronic, Inc., Donna J.           10.1 of the Company's Current Report
             Edmonds, Jeffrey B. Comer, David W. Haskin and Paul D.        on Form 8-K dated December 22, 1995
             Benson...................................................     (File No. 0-25530).

10.17         Separation Agreement and Release, dated as of February 2,    Incorporated by reference to Exhibit
              1996 between the Company and Donald B. Olson............     10.30 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1995 (File No. 0-25530).

10.18        Separation Agreement and Release, dated as of February 2,     Incorporated by reference to Exhibit
             1996 between the Company and Merry M. Olson..............     10.31 of the Company's An  nual
                                                                           Report on Form 10-KSB for the year
                                                                           ended December 31, 1995 (File No.
                                                                           0-25530).

10.19        Stock Option Agreement, dated April 29, 1996, between the     Incorporated by reference to Exhibit
             Company and William W. Chorske...........................     10.1 of the Company's Quarterly Report
                                                                           on Form 10-QSB for the quarter ended
                                                                           March 30, 1996 (File No. 0-25530).

10.20        Agreement, dated June 4, 1996, between the Company and        Incorporated by reference to Exhibit
             Jeffrey B. Comer.........................................     10.21 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

10.21        Non-Statutory Stock Option Agreement, dated June 6, 1995,     Incorporated by reference to Exhibit
             between the Company and Jeffrey B. Comer.................     10.23 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.22        Agreement, dated June 5, 1996, between the Company and        Incorporated by reference to Exhibit
             David W. Haskin..........................................     10.24 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.23        Agreement, dated September 1, 1996, between the Company and   Incorporated by reference to Exhibit
             William Knopf, M.D.......................................     10.1 of the Company's Quarterly Report
                                                                           on Form 10-QSB for the quarter ended
                                                                           September 30, 1996 (File No. 0-25530).

10.24        Non-Statutory Stock Option Agreement dated September 1,       Incorporated by reference to Exhibit
             1996, between the Company and William Knopf, M.D.........     10.3 of the Company's Quarterly
                                                                           Report on Form 10-QSB for the quarter
                                                                           ended September 30, 1996 (File No.
                                                                           0-25530).

10.25        Non-Statutory Stock Option Agreement, dated September 1,      Incorporated by reference to Exhibit
             1996, between the Company and Donna J. Edmonds...........     10.29 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.26        Agreement, dated September  25, 1996, between the Company     Incorporated by reference to Exhibit
             and Donna J. Edmonds.....................................     10.28 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.27        Agreement, dated December 18, 1996, between the               Incorporated by reference to Exhibit
             Company and National Jewish Center (confidential              10.30 of the Company's Annual Report
             portions have been omitted and filed with the                 on Form 10-KSB for the year ended
             Secretary of the Commission).............................     December 31, 1996 (File No. 0-25530).


10.28        Technical Support Agreement, dated as of December 18, 1996,   Incorporated by reference to Exhibit
             between the Company and National Jewish Center...........     10.31 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31,



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

                                                                           1996 (File No. 0-25530).

10.29        Non-Statutory Stock Option Agreement, dated March 4,          Incorporated by reference to Exhibit
             1997, covering 26,000 shares between the Company and          10.39 of the Company's Annual Report
             APF, LLC.................................................     on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.30        Non-Statutory Stock Option Agreement, dated March 4,          Incorporated by reference to Exhibit
             1997, covering 10,333 shares between the Company and          10.40 of the Company's Annual Report
             APF, LLC.................................................     on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.31        Non-Statutory Stock Option Agreement, dated March 24,         Incorporated by reference to Exhibit
             1997, covering 550,000 shares between the Company and         10.38 of the Company's Annual Report
             APF, LLC.................................................     on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.32        Master Agreement, dated March 25, 1997, among the Company,    Incorporated by reference to Exhibit
             Anthony Furnary, M.D. and APF, LLC.......................     10.35 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.33        Modification Agreement, dated March 25, 1997, among the       Incorporated by reference to Exhibit
             Company, Anthony Furnary, M.D. and APF, LLC..............     10.36 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.34        Agreement, dated March 28, 1997 between The Company and       Incorporated by reference to Exhibit
             Atlanta Cardiology Group, P.C............................     10.32 of the Company's Annual Report
                                                                           on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.35        Convertible Subordinated Promissory Note, dated March 28,     Incorporated by reference to Exhibit
             1997, issued by the Company to The Atlanta Cardiology         10.33 of the Company's Annual Report
             Group, P.C...............................................     on Form 10-KSB for the year ended
                                                                           December 31, 1996 (File No. 0-25530).

10.36        Mutual Release, dated March 28, 1997, between the Company     Incorporated by reference to Exhibit
             and The Atlanta Cardiology Group, P.C....................     10.34 of the Company's Annual Report
                                                                           on Form 10-KSB



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

                                                                           for the year ended December 31, 1996
                                                                           (File No. 0-25530).

10.37        Note dated May 12, 1997 in the principal amount of            Incorporated by reference to Exhibit
             $1,000,000 issued to Medtronic, Inc......................     10.1 of the Company's Quarterly
                                                                           Report on Form 10-QSB for the quarter
                                                                           ended June 30, 1997 (File No.
                                                                           0-25530).

10.38        Employment Agreement, dated August 18, 1997, between the      Incorporated by reference to Exhibit
             Company and David J. Chinsky.............................     10.6 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.39        Letter Agreement, dated November 10, 1997, among the          Incorporated by reference to Exhibit
             Company, APF, LLC and Anthony P. Furnary, M.D............     10.3 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.40        Letter Agreement, dated November 10, 1997, between the        Incorporated by reference to Exhibit
             Company and the Atlanta Cardiology Group, P.C............     10.4 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.41        Letter Agreement, dated November 10, 1997, between the        Incorporated by reference to Exhibit
             Company and Medtronic, Inc...............................     10.5 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.42        Amendment to Employment Agreement, dated November 13,         Incorporated by reference to Exhibit
             1997, between the Company and David J. Chinsky...........     10.7 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.43        Non-Statutory Stock Option Agreement, dated November 13,      Incorporated by reference to Exhibit
             1997, between the Company and David J. Chinsky...........     10.8 of the Company's Current Report
                                                                           on Form 8-K dated November 26, 1997
                                                                           (File No. 0-25530).

10.44        Securities Purchase Agreement, dated as of November 14,       Incorporated by reference to Exhibit
             1997, among the Company and the                               10.1 of the Company's



EXHIBIT
NO.                              DESCRIPTION                                       METHOD OF FILING
---                              -----------                                       ----------------

             Purchasers. Omitted from this Exhibit, as filed, are the      Current Report on Form 8-K dated
             exhibits and schedules referenced in such agreement.          November 26, 1997 (File No.
             The Company will furnish supplementally a copy of any         0-25530).
             such exhibits and schedules to the Commission upon
             request..................................................

23.1         Consent of Oppenheimer Wolff & Donnelly..................     Included in Exhibit 5.1.

23.2         Consent of Independent Auditors..........................     Filed herewith.

24.1         Power of Attorney........................................     Included on page II-8 of this
                                                                           Registration Statement.

27.1.        Financial Data Schedule..................................     Filed herewith.
